UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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FEDERAL REALTY INVESTMENT TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 24, 2011

Dear Shareholder:

Please accept our invitation to attend our Annual Meeting of Shareholders on Wednesday, May 4, 2011 at 10:00 a.m. This year’s meeting will be held at Woodmont Country Club, 1201 Rockville Pike, Rockville, Maryland.

The business to be conducted at the meeting is described in the formal notice that follows. In addition, management will provide a review of 2010 operating results and discuss the outlook for the future. After the formal presentation, our Trustees and management will be available to answer any questions you may have.

You may vote by mail by completing, signing and returning the enclosed proxy card. You also may vote either by telephone (1-800-PROXIES or 1-800-776-9437) or on the Internet (www.voteproxy.com) by following the instructions on your proxy card. We also encourage you to read the section titled “How may I elect to receive future shareholder materials electronically instead of by mail” included in this proxy statement. This section provides information on how to receive future shareholder materials, including proxy materials and annual reports, electronically either through e-mail or by accessing the internet rather than by mail. These online services not only allow you to access these materials more quickly than ever before, but help us reduce printing and postage costs and be more environmentally friendly while decreasing the amount of paper delivered to your home.

Your vote is important and we urge you to vote by one of the three methods mentioned above.

We look forward to seeing you on May 4.

Sincerely,

Joseph S. Vassalluzzo	Donald C. Wood
Non-Executive Chairman of the Board	President and Chief Executive Officer

FEDERAL REALTY INVESTMENT TRUST

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 4, 2011

To Our Shareholders:

The 2011 Annual Meeting of Shareholders of Federal Realty Investment Trust (the “Trust”) will be held at Woodmont Country Club, 1201 Rockville Pike, Rockville, Maryland, on Wednesday, May 4, 2011, at 10:00 a.m. for the purpose of considering and acting upon the following:

1.	The election of five Trustees to serve until our 2012 Annual Meeting of Shareholders.

2.	The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

3.	An advisory vote approving the compensation of our named executive officers.

4.	An advisory vote on the frequency of holding future votes on the compensation of our named executive officers.

5.	The transaction of such other business as may properly come before the Annual Meeting or any adjournment.

Shareholders of record at the close of business on March 17, 2011 are entitled to notice of and to vote at the Annual Meeting.

For the Trustees:

Dawn M. Becker

Executive Vice President—General

Counsel and Secretary

Your vote is important. Even if you plan to attend the meeting, please vote by completing, signing and returning the enclosed proxy card by mail, by telephone (1-800-PROXIES or 1-800-776-9437) or on the Internet (www.voteproxy.com) by following the instructions on your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 4, 2011

The 2011 Proxy Statement and 2010 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2010, are available at www.federalrealty.com

FEDERAL REALTY INVESTMENT TRUST

1626 East Jefferson Street, Rockville, Maryland 20852

PROXY STATEMENT

March 18, 2011

The Board of Trustees (the “Board” or “Board of Trustees”) of Federal Realty Investment Trust (the “Trust”) is soliciting your proxy to vote on matters that will be presented at our 2011 Annual Meeting of Shareholders (“Annual Meeting”). The Annual Meeting will be held at 10:00 a.m., Wednesday, May 4, 2011, at Woodmont Country Club, 1201 Rockville Pike, Rockville, Maryland. This proxy statement, the accompanying proxy card and our 2010 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2010, are being mailed on or about March 28, 2011 to our “registered” shareholders. These materials will assist you in voting your common shares of beneficial interest of the Trust (“Shares”) by providing information on matters that will be presented at the Annual Meeting. As permitted by the Securities and Exchange Commission (“SEC”), we are providing online access to this proxy statement and related proxy materials to our shareholders who hold their Shares in “street name.” A “Notice of Internet Availability of Proxy Materials” (“Notice”) is being mailed to our shareholders who hold their Shares in “street name” on or about March 24, 2011. The Notice describes how to access our proxy materials online and how to request a printed copy of our proxy materials.

ABOUT THE ANNUAL MEETING

Why am I receiving these materials?

You are receiving these materials because you owned our Shares as a “registered” shareholder or you held Shares in “street name” at the close of business on the record date for the Annual Meeting.

What is the difference between a “registered” shareholder and holding Shares in “street name?”

If your Shares are registered directly in your name with American Stock Transfer and Trust Company, our transfer agent, you are a “registered” shareholder. If you own Shares through a broker, bank, trust or other nominee rather than in your own name, you are the beneficial owner of the Shares, but considered to be holding the Shares in “street name.”

What is the record date for the Annual Meeting?

The Board established March 17, 2011 as the record date for the Annual Meeting. Holders who owned our Shares at the close of business on that date are entitled to receive notice of and to vote at the Annual Meeting or any postponements or adjournments of the meeting. We had 62,191,980 Shares outstanding on March 17, 2011.

What is a quorum?

A quorum is required for our shareholders to conduct business at the Annual Meeting. A quorum occurs when a majority of the Shares entitled to vote at the Annual Meeting are present in person or by proxy. Properly executed proxy cards marked “for,” “against”, “withhold” or “abstain” and broker “non-votes” will be counted as present at the Annual Meeting for purposes of determining a quorum.

What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote your Shares on your behalf. By completing and returning the enclosed proxy card, you are giving Dawn M. Becker and Andrew P. Blocher the authority to vote your Shares in the manner you indicate on your proxy card.

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your Shares in different ways (i.e., joint tenancy, trusts, custodial accounts) or in multiple accounts. You should vote and sign each proxy card you receive.

How do I vote my Shares?

If you are a “registered” shareholder, you may vote your Shares in person at the Annual Meeting or you may vote:

•	by mailing the enclosed proxy card in the envelope provided;

•	by calling 1-800-PROXIES (1-800-776-9437); or

•	by accessing the Internet at www.voteproxy.com.

Please refer to the specific instructions on the enclosed proxy card. For security reasons, our electronic voting system has been designed to authenticate your identity as a shareholder. Telephone and internet services for all shareholders will be available 24 hours a day and will close at 11:59 p.m. (EDT) on May 3, 2011.

If you hold your Shares in “street name” and wish to vote the Shares in person at the Annual Meeting, you must obtain a proxy form from the broker, bank, trust or nominee that is the record holder of your Shares and bring it with you to the Annual Meeting. Alternatively, you may vote your Shares held in “street name” without attending the Annual Meeting by following the voting instructions provided to you by your broker, bank, trust or nominee.

What if I don’t vote my Shares?

If you do not vote your Shares, your Shares will not be counted for purposes of determining a quorum or for determining whether the matters presented at the meeting are approved.

What if I abstain?

Abstentions are counted as present for determining a quorum; however, abstentions will have no effect on any of the items to be considered at the Annual Meeting.

How will my Shares be voted if I do not specify how they should be voted?

If you are a “registered” shareholder and you sign and return your proxy card without indicating how you want your Shares to be voted, Dawn M. Becker and Andrew P. Blocher will vote your Shares as follows:

Item 1	FOR the election of each of the five Trustees to serve until our 2012 Annual Meeting

Item 2	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011

Item 3	FOR the approval of the compensation of our named executive officers

Item 4	FOR holding a vote annually on the compensation of our named executive officers

If you own Shares in “street name,” you must give your broker, bank, trust or nominee specific instructions on how to vote your Shares with respect to Items 1, 3 and 4. If you fail to give your broker, bank, trust or nominee specific instructions on how to vote your Shares on those matters, your vote will NOT be counted for those matters. It is important for every shareholder’s vote to be counted on these matters so we encourage you to provide your broker, bank, trust or nominee with voting instructions. If you fail to give your broker, bank, trust or nominee specific instructions on how to vote your Shares on Item 2, such broker, bank, trust or nominee will generally be able to vote on Item 2 as he, she or it determines.

How many votes do I have?

As to each item, you are entitled to cast one vote per Share; however, as to the election of Trustees, you are entitled to cast one vote per Share for each of the five open trustee positions. The proxy card indicates the number of Shares you owned on the record date.

May I change my vote after I return my proxy card?

Yes. A proxy may be revoked by a “registered” shareholder at any time before it is exercised at the Annual Meeting by submitting a proxy bearing a later date or by voting in person at the Annual Meeting. If you hold your Shares in “street name,” you must contact your broker or other nominee to determine how to revoke your original proxy. In general, submitting a subsequent proxy executed by the party that executed the original proxy will revoke the earlier proxy.

How may I elect to receive future shareholder materials electronically instead of by mail?

We are permitted to deliver shareholder materials, including proxy statements and annual reports, to you by internet access or electronic delivery rather than by mail if you so choose. Electronic delivery of materials can help us achieve a substantial reduction in our printing and mailing costs and it is environmentally friendly. “Registered” shareholders who choose to receive proxy materials by accessing the Internet will receive before next year’s annual meeting a Notice of Internet Availability of Proxy Materials when the proxy materials and annual report to shareholders are available over the Internet. “Registered” shareholders who choose instead to receive proxy materials by electronic delivery will receive an email containing the proxy materials and the annual report to shareholders.

If you are a “registered” shareholder and currently receive your proxy materials by mail and wish to receive future proxy materials electronically instead of by mail, you may register to do so on American Stock Transfer & Trust Company’s website at www.amstock.com.

If you own Shares in “street name”, you already receive a Notice of Internet Availability of Proxy Materials when the proxy materials and annual report to shareholders are available over the Internet. If you wish to receive your proxy materials by electronic delivery, you must contact your broker, bank trust or nominee for instructions on how to receive future proxy materials by email.

Shareholders who hold Shares in different ways (i.e., joint tenancy, trusts, custodial accounts) or in multiple accounts will need to complete this process for each account. Your election to receive your proxy materials by accessing the Internet or by electronic email delivery will remain in effect for all future annual meetings until you revoke it.

SHARE OWNERSHIP

Who are the largest owners of Shares?

Based upon our records and the information reported in filings with the SEC, the following were beneficial owners of more than 5% of our Shares as of March 17, 2011:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Our Outstanding Shares (1)
BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	6,170,040	9.9%

The Vanguard Group, Inc.(3) 100 Vanguard Blvd. Malvern, PA 19355	5,553,016	8.9%

Vanguard Specialized Funds – Vanguard REIT Index Fund(4) 100 Vanguard Blvd. Malvern, PA 19355	3,247,533	5.2%

FMR LLC(5) 82 Devonshire Street Boston, MA 02109	3,081,832	5.0%

(1)	The percentage of outstanding Shares is calculated by taking the number of Shares stated in the Schedule 13G or 13G/A, as applicable, filed with the SEC divided by 62,191,980, the total number of Shares outstanding on March 17, 2011.
(2)	Information based on a Schedule 13G/A filed with the SEC on March 11, 2011 by BlackRock, Inc., which states BlackRock, Inc., a parent holding company, has sole voting and dispositive power over 6,170,040 Shares and that none of its subsidiaries owns 5% or more of the outstanding Shares. The Schedule 13G/A states that BlackRock, Inc.’s subsidiaries are BlackRock Japan Co. Ltd., BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Fund Managers Limited, BlackRock Asset Management Ireland Limited, BlackRock International Limited and BlackRock Investment Management (UK) Limited.
(3)	Information based on a Schedule 13G/A filed with the SEC on February 10, 2011 by The Vanguard Group, Inc. The Schedule 13G/A states that The Vanguard Group, Inc., an investment advisor, has sole voting power over 41,349 Shares, sole dispositive power over 5,511,667 Shares and shared dispositive power over 41,349 Shares; and that Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 41,349 Shares as a result of serving as investment manager of collective trust accounts, the voting of which it directs.
(4)	Information based on a Schedule 13G filed with the SEC on February 10, 2011 by Vanguard Specialized Funds – Vanguard REIT Index. The Schedule 13G states that Vanguard Specialized Funds – Vanguard REIT Index Fund, an investment company registered under Section 8 of the Investment Company Act of 1940, has sole voting power over 3,247,533 Shares.
(5)

Information based on a Schedule 13G filed with the SEC on February 14, 2011 by FMR LLC. The Schedule 13G states that FMR LLC, a parent holding company, has sole voting power over 2,129,032 Shares, that FMR LLC and Edward C. Johnson 3d, its chairman, have sole dispositive power over 3,081,832 Shares and that none of FMR LLC’s subsidiaries, entities controlled by FMR LLC or the owners of FMR LLC own more than 5% or more of the outstanding Shares. The Schedule 13G indicates that the Shares are beneficially owned by (i) Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and a registered investment advisor; (ii) Strategic Advisors, Inc., a wholly-owned subsidiary of FMR

LLC and a registered investment advisor; (iii) Pyramis Global Advisors, LLC, an indirect wholly-owned subsidiary of FMR LLC and a registered investment advisor; (iv) Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR LLC and a bank, as defined by in Section 3(a)(6) of the Securities Exchange Act of 1934; and (v) FIL Limited. Members of the family of Edward C. Johnson 3d are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC.

How many Shares do our Trustees and executive officers own?

As of March 17, 2011, our Trustees and executive officers, both individually and collectively, beneficially owned the Shares reflected in the table below. The number of Shares shown in this table reflects beneficial ownership determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, therefore, includes unvested Shares and Shares that have not been issued but as to which options are outstanding and may be exercised within 60 days of the date of this proxy statement. Except as noted in the footnotes that follow the table, each Trustee and executive officer has sole voting and investment power as to all Shares listed. Fractional Shares have been rounded to the nearest full Share.

Name and Address of Beneficial Owner (1)	Common	Unvested Restricted Shares	Options Currently Exercisable or Exercisable Within 60 Days	Total Shares Beneficially Owned	Percentage of Outstanding Shares Owned (2)
Dawn M. Becker	57,149	20,602	41,517	119,268	*
Jeffrey S. Berkes(3)	6,500	9,635	11,241	27,376	*
Andrew P. Blocher(4)	14,482	20,561	12,936	47,979	*
Jon E. Bortz(5)	3,912	0	0	3,912	*
David W. Faeder	3,469	0	2,500	5,969	*
Kristin Gamble(6)	33,819	0	7,500	41,319	*
Gail P. Steinel	3,265	0	0	3,265	*
Warren M. Thompson	3,344	0	0	3,344	*
Joseph S. Vassalluzzo	11,485	0	2,500	13,985	*
Donald C. Wood(7)	264,130	157,781	211,256	633,167	1.0%
Trustees, trustee nominees and named executive officers as a group (10 individuals)	401,555	208,579	289,450	899,584	1.4%

*	Less than 1%
(1)	Unless otherwise indicated, the address of each beneficial owner is 1626 East Jefferson Street, Rockville, MD 20852.
(2)	The percentage of outstanding Shares owned is calculated by taking the number of Shares reflected in the column titled “Total Shares Beneficially Owned” divided by 62,191,980, the total number of Shares outstanding on March 17, 2011, plus the number of options for such person or group reflected in the column titled “Options Currently Exercisable or Exercisable Within 60 Days.”
(3)	Includes 6,500 Shares as to which voting and investment power is shared with Mr. Berkes’ wife.
(4)	Includes 12,208 Shares as to which voting and investment power is shared with Mr. Blocher’s wife.
(5)	Includes 100 Shares as to which voting and investment power is shared with Mr. Bortz’ father; however, Mr. Bortz has expressly disclaimed beneficial ownership of these Shares. Includes 3,912 Shares as to which voting and investment power is shared with Mr. Bortz’ wife. Includes 805 Shares that are pledged.
(6)	Includes 26,755 Shares as to which Ms. Gamble shares investment power for clients. Includes 1,400 Shares as to which Ms. Gamble is a trustee of a profit sharing plan, of which Ms. Gamble has a direct interest in 581 Shares and of which 581 Shares are owned by Ms. Gamble’s husband.
(7)	Includes 9,437 Shares owned by Mr. Wood’s wife.

CORPORATE GOVERNANCE

Independence of Trustees

Article III, Section 1 of our Bylaws provides that no more than one of our Trustees can fail to qualify as independent under the requirements of the New York Stock Exchange (“NYSE”), the SEC, our Corporate Governance Guidelines and other applicable rules and regulations. At its first quarterly meeting each calendar year, the Board reviews all relationships between us and each Trustee to determine whether each Trustee is independent under all applicable requirements. That review includes a determination of whether there are any material relationships between us and the Trustee which, in the opinion of the Board, adversely affect the Trustee’s ability to exercise independent judgment as a trustee. The Board also considers independence on an ongoing basis throughout the year if there are any changes in circumstances that could impact a Trustee’s independence.

The Board, on recommendation of the Nominating and Corporate Governance Committee, and after considering all relevant facts and circumstances, determined in February 2010 and February 2011 that, except for Mr. Wood, the Trust’s Chief Executive Officer, each Trustee then serving on the Board satisfied all applicable requirements to be considered independent. In making that determination, the Board concluded that a Trustee’s position as a director of a company with which we do business does not constitute a material relationship so long as payments made by that company do not account for more than five percent (5%) of our gross revenues or more than ten percent (10%) of the gross revenues of that company. This standard is set forth in our Corporate Governance Guidelines. Further, the Board has concluded that except for Mr. Wood, who is an employee of the Trust, there are no relationships, material or otherwise, between us and any of the Trustees except as described below. All of these relationships were considered by the Board in making its determination that all Trustees other than Mr. Wood are independent. The specific relationships considered by the Board in making its independence determinations were the following, which includes all of those relationships described in the “Certain Relationships and Related Transactions” section below:

Name	Affiliated Company/Position	Relationship
Jon E. Bortz	None	None

David W. Faeder	None	None

Kristin Gamble	Director of Ethan Allen Interiors, Inc.	Ethan Allen leases 1 location from us totaling 12,900 square feet

Gail P. Steinel	None	None

Warren M. Thompson	President and a Director of Thompson Hospitality Corporation	Thompson Hospitality Corporation’s wholly owned subsidiaries, Austin Grill, LLC d/b/a Austin Grill and Thompson Tap Room, LLC d/b/a American Tap Room, lease 3 locations from us totaling 17,400 square feet

Joseph S. Vassalluzzo	Director of iParty Corp.	iParty leases 1 location from us totaling 8,500 square feet

In no instance did the payments made to us by any tenant with which our Trustees are affiliated account for more than five percent (5%) of our gross revenues or more than ten percent (10%) of the gross revenues of any tenant. Further, the payments made to us by Thompson Hospitality Corporation’s wholly-owned subsidiaries, Austin Grill, LLC and Thompson Tap Room, LLC, collectively accounted for less than 2% of both our and Thompson Hospitality Corporation’s consolidated gross revenues for each of the last three fiscal years.

Board of Trustees and Board Committees

Board of Trustees:

During 2010, the Board of Trustees held nine meetings, four of which were designated solely for attendance by the non-management Trustees. In addition, the non-management Trustees (all of whom are independent) held four executive sessions at the meetings that were open for participation by all Trustees. Mr. Vassalluzzo, the Non-Executive Chairman of the Board, presided over all Board meetings as well as all executive sessions of the non-management Trustees during 2010. The Non-Executive Chairman of the Board is expected to preside over all future Board meetings and executive sessions of non-management Trustees. Since 2003, we have operated under a governance structure where the Chairman of the Board and Chief Executive Officer are separate positions held by different individuals. At its meetings in February 2010 and 2011, the Board discussed whether this structure was still the best structure for us and concluded that it was. Having the Board operate under the leadership and direction of someone independent from management provides the Board with the most appropriate mechanism to fulfill its oversight responsibilities and hold management accountable for the performance of the Trust. It also allows our Chief Executive Officer to focus his time on running our day-to-day business. The Board believes that one of the most important attributes for the Board is independence from management and that belief has been reflected in the separation of the chairman and CEO roles as well as in our Corporate Governance Guidelines which permit no more than one member of the Board to be a non-independent trustee.

Each of the Trustees attended at least 75% of all meetings of the Board and the Board committees during his or her tenure on those committees in 2010. On an aggregate basis, the Trustees attended 99% of all Board and Board committee meetings in 2010. Our Corporate Governance Guidelines provide that all Trustees are expected to attend all meetings of the Board and the Board committees on which he or she serves as well as the Annual Meeting of Shareholders. All Trustees attended our 2010 Annual Meeting of Shareholders.

The Board has three standing committees which are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee operates under a written charter which is available in the Investors section of our website at www.federalrealty.com . Each member of these committees meets, and throughout 2010 met, the independence, experience and, with respect to the Audit Committee, the financial literacy requirements, of the NYSE, the SEC and our Corporate Governance Guidelines.

The current members of these committees are:

Audit Committee (1)	Compensation Committee	Nominating and Corporate Governance Committee
Gail P. Steinel*	David W. Faeder*	Warren M. Thompson*
Jon E. Bortz	Kristin Gamble	Jon E. Bortz
David W. Faeder	Gail P. Steinel	Kristin Gamble
Warren M. Thompson	Joseph S. Vassalluzzo	Joseph S. Vassalluzzo

*	Denotes current chairperson of the committee
(1)	Mr. Faeder serves as the “audit committee financial expert.”

Audit Committee

The Audit Committee is responsible for, among other things: (a) selecting the independent registered public accounting firm and approving and overseeing its work; (b) overseeing our financial reporting, including reviewing results with management and the independent registered public accounting firm; and (c) overseeing our internal systems of accounting and controls. During 2010, the Audit Committee met four times.

Compensation Committee

The Compensation Committee is responsible for, among other things: (a) reviewing and recommending compensation for our officers; (b) administering our Amended and Restated 2001 Long-Term Incentive Plan (“2001 Plan”) and our 2010 Performance Incentive Plan (“2010 Plan”), including making awards under the 2010 Plan; and (c) administering other benefit programs of the Trust. During 2010, the Compensation Committee met four times.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other things: (a) recommending individuals to stand for election to the Board; (b) making recommendations regarding committee memberships; and (c) overseeing our corporate governance policies and procedures, including Board and Trustee evaluations. During 2010, the Nominating and Corporate Governance Committee met two times.

Identifying individuals to stand for election as Trustees

The Nominating and Corporate Governance Committee is responsible for identifying individuals to stand for election as Trustees. It begins the process by determining whether there are any changes that should be made to the Board in terms of size or skill sets in order for the Board to appropriately perform its responsibilities. If the Committee concludes that no changes are needed, it first reviews each of the incumbent Trustees whose terms are expiring to determine whether those individuals should be nominated for reelection to the Board. If the Committee determines that the Board should be expanded or that the incumbent Trustees whose terms are expiring should not be nominated for reelection and those positions need to be filled, the Committee will seek recommendations from other Board members for possible candidates. If no appropriate candidates are identified, the Committee will consider retaining a search firm. Recommendations provided by shareholders will also be considered and will be evaluated on the same basis as all other Board candidates.

The primary factors included in the Committee’s determination are whether the individual possesses skills which are desirable for the effective oversight of the Trust’s operation and complementary to the skills of the other Trustees. If the individual is an incumbent Trustee, the Committee also considers whether he or she is performing his or her responsibilities as a Trustee well and adding value to the Board and its operations as reflected on the most recent individual Trustee evaluations. All candidates for election to the Board should, at a minimum, possess public company, real estate, retail and/or other financial experience and have a history of honesty, integrity and fair dealing with third parties. The Board has no specific policy on diversity but believes that Board membership should reflect diversity in a broad sense, including, among other things, geography, gender and ethnicity. In addition, the Board specifically reviews and considers the backgrounds, experience and competencies of each Trustee nominee and Trustee to ensure that the Board reflects as a whole an appropriate diversity of knowledge, experience, skill and expertise required to enable the Board to perform its responsibilities in managing and directing our business efficiently and effectively.

Once a candidate is identified who has not previously served on the Board, the Committee arranges meetings between the candidate and Board members as well as our senior management. The Committee also undertakes whatever investigative and due diligence activities it deems necessary to verify the candidate’s credentials and determine whether the candidate would be a positive contributor to the operations of the Board and a good representative of our shareholders. Critical to this whole process is the Committee’s determination that any candidate presented to the shareholders for election to the Board satisfies all of the independence requirements imposed by the NYSE, the SEC, our Corporate Governance Guidelines and other applicable rules and regulations.

Any shareholder may propose a candidate to be nominated for election to the Board by following the procedures outlined in Article II, Section 13 of our Bylaws. Any shareholder wishing to present a candidate for consideration as a Trustee for election at the Trust’s 2012 Annual Meeting of Shareholders must provide the Committee with the name of the shareholder proposing the candidate as well as contact information for that shareholder, the name of the individual proposed for election, a resume or similar summary that includes the individual’s qualifications and such other factual information that would be necessary or helpful for the Committee to evaluate the individual. The information should be sent to the Committee, in care of the Trust’s Secretary, by no later than November 29, 2011 so that the Secretary can forward it to the Committee chair for consideration. The Committee will not have sufficient time to evaluate any candidate submitted after that date. A copy of our Bylaws may be obtained by sending a written request to Investor Relations at 1626 East Jefferson Street, Rockville, MD 20852.

Risk Management Oversight

Although our Board has delegated to our Audit Committee responsibility for overseeing our risks and exposures on an ongoing basis, the entire Board receives regular updates from management on the continued viability of our business plan, market conditions, capital position, and our business results and specifically reviews potential risks from time to time. The Board reviews that information together with our quarterly and annual financial statements and operating results and short and long-term business prospects to assess the risks that we may encounter and to establish appropriate direction to avoid or minimize the potential impact of the identified risks. Some of the details that are discussed as part of the Board’s review of potential risks facing us include, without limitation: (a) the impact of market conditions on our business; (b) operational risks such as the ability of our tenants to be successful and the ability to grow the company through increasing rents and redeveloping our properties; (c) liquidity and credit risks, including our ability to access capital to run and grow our business and our overall cost of capital and the impact on our profitability; (d) investment risks from acquisitions and our development and redevelopment projects; (e) regulatory risks that may impact our profitability such as environmental laws and regulations, the Americans with Disabilities Act of 1990 and various other federal, state and local laws; (f) REIT risks such as our failure to qualify as a REIT for federal income tax purposes; and (g) general risks inherent in the real estate industry.

As part of the Board’s risk oversight function, our Compensation Committee reviewed in February 2011 our compensation policies and practices for all of our employees to determine whether any of such policies or programs created any risk that could have a material adverse impact on us. Approximately 95% of our employees participate in compensation programs tied to either corporate performance or regional performance necessary to achieve corporate objectives and the Committee believes that those programs do not encourage excessive and unnecessary risk taking. The Committee focused its review on the approximately 5% of our employees (9 individuals) who are compensated on a full or partial commission/bonus basis where significant portions of their annual compensation are driven by completing leasing transactions, closing acquisitions or achieving specific milestones on development projects. As part of that review, the Committee reviewed the internal approval processes of the Trust and determined that none of the individuals who are compensated on a transactional commission/bonus basis can complete any leasing, acquisition or development transaction without getting approval from the Board and/or one or more members of senior management whose compensation is tied to achieving corporate objectives.

Trustee Compensation

The Trustees received the following fees for their service on the Board in 2010:

Annual Retainer for Non-Employee Trustees	$100,000
Annual Retainer for Non-Executive Chairman	$150,000
Annual Fee for Audit Committee Chairman	$20,000
Annual Fee for Compensation Committee Chairman	$10,000
Annual Fee for Nominating Committee Chairman	$10,000

In 2010, each non-employee Trustee and the Non-Executive Chairman of the Board received fifty percent (50%) of the annual retainer in the form of Shares and had the option to elect to receive up to an additional twenty-five percent (25%) of the annual retainer in Shares. All Shares paid as part of the annual retainer vested immediately upon issuance. The equity portion of the annual retainer for 2010 was paid in Shares on January 3, 2011. The number of Shares actually received by each Trustee on January 3, 2011 was determined by dividing the amount of the annual retainer elected to be received in Shares by $77.93, the closing price of our stock on the NYSE on December 31, 2010, the last business day prior to the date the Shares were issued. The remainder of the annual retainer as well as the annual fees paid to the Chairs of the Audit, Compensation and Nominating and Corporate Governance Committees were paid in cash.

In addition to the annual retainer described above and in exchange for providing additional services to the Board with respect to evaluating prospective real estate acquisitions and dispositions by us, Mr. Vassalluzzo receives administrative support for both Trust business and personal use from our regional office in Wynnewood, Pennsylvania. Except for the annual fee for serving as a Trustee, the annual fee for serving as the chair of a committee and the use of administrative support made available to Mr. Vassalluzzo, all as described above, there were no additional fees paid to any Trustee, including the Non-Executive Chairman, for service on any of the Board committees or for attendance at any Board or committee meetings.

Total compensation awarded to Trustees for service in 2010 was as follows:

2010 DIRECTOR COMPENSATION TABLE
Name	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation	Total
	($)	($) (1)(2)	($) (3)	($)
Jon E. Bortz	$50,000	$50,000	$—	$100,000
David W. Faeder	$60,000	$50,000	$—	$110,000
Kristin Gamble	$50,000	$50,000	$—	$100,000
Gail P. Steinel	$70,000	$50,000	$—	$120,000
Warren M. Thompson	$60,000	$50,000	$—	$110,000
Joseph S. Vassalluzzo	$75,000	$75,000	$9,713	$159,713

Total	$365,000	$325,000	$9,713	$699,713

(1)	Amounts in this column reflect the aggregate grant date fair value of the stock awards calculated in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”) for the fiscal year ended December 31, 2010. Dividends are paid on all Shares awarded at the same rate as paid to all other holders of our common shares as declared by our Board from time to time.
(2)	As of December 31, 2010, Mr. Bortz owned 3,170 Shares; Mr. Faeder owned 2,827 Shares and had 2,500 options; Ms. Gamble owned 5,908 Shares and had 7,500 options; Ms. Steinel owned 2,623 Shares; Mr. Thompson owned 2,702 Shares and Mr. Vassalluzzo owned 10,523 Shares and had 2,500 options.
(3)	The amount in the “All Other Compensation” column represents our estimated value of the administrative services we made available to Mr. Vassalluzzo for both Trust business and personal use in our regional office in Wynnewood, Pennsylvania. We estimated the value by valuing 20% of the cost of the administrative assistant supporting Mr. Vassalluzzo. We believe there is no incremental cost to us of providing this administrative support.

In December 2010 the Nominating and Corporate Governance Committee retained Mercer (US), Inc. (“Mercer”), a nationally recognized compensation consultant, to provide market information on Board compensation and to make recommendations for Board compensation, including compensation for the Non-Executive Chairman of the Board. Mercer was paid $7,500 for that study. Based on the Mercer study, the Board, on the recommendation of the Nominating and Corporate Governance Committee, increased the annual retainer for the Trustees beginning January 1, 2011 to $250,000 for the Non-Executive Chairman of the Board

and to $150,000 for other Trustees with the requirement that 60% of the retainer ($150,000 for the Non-Executive Chairman of the Board and $90,000 for other Trustees) be paid in the form of Shares. In addition, the Board adopted ownership guidelines for the Trustees requiring that they hold at all times an amount of Shares valued at least at five times the amount of the annual retainer and giving Trustees five years to achieve the required level of ownership.

Communications with the Board

Any shareholder of the Trust or any other interested party may communicate with the Board as a whole, the non-management Trustees of the Board as a group, the Non-Executive Chairman of the Board, and/or any individual Trustee by sending the communication to the Trust’s corporate offices at 1626 East Jefferson Street, Rockville, MD 20852 in care of the Trust’s Secretary. All such communication should identify the party to whom it is being sent, and any communication which indicates it is for the Board of Trustees or fails to identify a particular Trustee will be deemed to be a communication intended for the Trust’s Non-Executive Chairman of the Board. The Trust’s Secretary will promptly forward to the appropriate Trustee all communications she receives for the Board or any individual Trustee which relate to the Trust’s business, operations, financial condition, management, employees or similar matters. The Trust’s Secretary will not forward to any Trustee any advertising, solicitation or similar materials.

Other Corporate Documents

The Board of Trustees has adopted a Code of Ethics for senior financial officers as well as a Code of Business Conduct that applies to all of our Trustees and employees. In addition, the Board operates under Corporate Governance Guidelines. The Code of Ethics for our senior financial officers, our Code of Business Conduct and our Corporate Governance Guidelines are available in the Investors section of our website at www.federalrealty.com .

ITEM 1

ELECTION OF TRUSTEES

Composition of the Board

Our Board of Trustees has seven Trustees. We are currently in the process of moving to a declassified Board and that process will be completed in 2012. As a result, the nominees for Trustee this year will be elected to serve one-year terms until the 2012 Annual Meeting of Shareholders. The Board, on recommendation of the Nominating and Corporate Governance Committee, approved the nomination of the following five individuals, all of whom are currently serving on the Board, for election as trustees to hold office until the 2012 Annual Meeting of Shareholders and until their successors have been duly elected and qualified:

Name	Age	Position	Trustee Since	Term to Expire
Jon E. Bortz	54	Independent Trustee	2005	2012
David W. Faeder	54	Independent Trustee	2003	2012
Kristin Gamble	65	Independent Trustee	1995	2012
Warren M. Thompson	51	Independent Trustee	2007	2012
Donald C. Wood	50	Non-Independent Trustee President and Chief Executive Officer of the Trust	2003	2012

In connection with reviewing nominees to stand for election at the 2011 Annual Meeting of Shareholders, the Committee considered the following qualifications for each Trustee nominee:

Jon E. Bortz, President, Chief Executive Officer and a Trustee of Pebblebrook Hotel Trust, a REIT that acquires and operates upper upscale hotels in large US cities (from 2009 to the present); Chief Executive Officer and a Trustee (from 1998 to 2009), President (from 1998 to 2008) and Chairman of the Board (from 2001 to 2009) of LaSalle Hotel Properties, a multi-tenant, multi-operator hotel REIT; and various real estate related positions with Jones Lang LaSalle (from 1981 to 1998). Mr. Bortz brings to the Board public company, REIT and real estate experience. His experience as chief executive officer of LaSalle Hotel Properties and Pebblebrook Hotel Trust provide a valuable perspective for running a public real estate company while his real estate experience at Jones Lang LaSalle provides fundamental real estate experience critical to our core business.

David W. Faeder, Managing Partner of Fountain Square Properties, a diversified real estate company, since 2003; Vice Chairman (from 2000 to 2003), President (from 1997 to 2000) and Executive Vice President and Chief Financial Officer (from 1993 to 1997) of Sunrise Senior Living, Inc., a provider of senior living services in the United States, United Kingdom and Canada; Vice President of Credit Suisse First Boston (formerly First Boston Corporation) from 1991 to 1993, directing the real estate advisory business for the RTC in the Washington, DC area; Vice President of Morgan Stanley and Company, Inc., a brokerage firm, from 1984 to 1991 specializing in real estate transactions and financings; and prior to that time, various accounting positions with Ernst and Whinney, Better Homes of Virginia, and Goodman and Company. Mr. Faeder is a valuable member of the Board because of his public company and accounting experience, having previously served as the chief financial officer of Sunrise Senior Living, and his real estate investment experience from his time as a private real estate investor.

Kristin Gamble, President of Flood, Gamble Associates, Inc., an investment counseling firm, since 1984; and prior to that time, various management positions with responsibility for investments and investment research with brokerage firms and other financial services companies. Director of Ethan Allen Interiors Inc., a furniture manufacturer and retailer. Ms. Gamble benefits the Board through her broad financial related experience from an investor perspective, including as President of her own investment counseling company for over 20 years, and before that, as an executive with responsibility for investments and investment research with various brokerage firms and other financial services companies.

Warren M. Thompson, President and Chairman of Thompson Hospitality Corporation, a food service company that owns and operates restaurants and contract food services, since founding the company in October 1992. Mr. Thompson is the president, chairman and founder of his own private food service company, Thompson Hospitality Corporation since 1992. Mr. Thompson’s experience running restaurants owned by Thompson Hospitality provides the Board and management with a unique perspective that is shared by a large percentage of the Trust’s retail tenants.

Donald C. Wood, President and Chief Executive Officer of the Trust since January 2003; prior to that time, various officer positions with the Trust, including President and Chief Operating Officer (from 2001 to 2003), Senior Vice President and Chief Operating Officer (from 2000 to 2001), Senior Vice President-Chief Operating Officer and Chief Financial Officer (from 1999 to 2000) and Senior Vice President-Treasurer and Chief Financial Officer (from 1998 to 1999). Mr. Wood has been employed by the Trust for more than twelve years and serves on the Board as the sole non-independent Trustee. His tenure with the Trust and his responsibilities as chief executive officer provides the Board with familiarity and details on all aspects of the operations of the Trust.

Vote Required

The affirmative vote of a plurality of votes cast at the Annual Meeting, in person or by proxy, is required for the election of Trustees. If any Trustee does not receive at least 50% of the votes cast at the Annual Meeting, he or she must tender his or her resignation to the Chairman of the Nominating and Corporate Governance Committee within five (5) business days after certification of the vote. The Nominating and Corporate Governance Committee will promptly consider the resignation and make a recommendation to the Board of Trustees. In deciding whether to accept or reject a resignation that has been tendered, the Nominating and

Corporate Governance Committee and the Board will consider such factors as they deem appropriate and relevant which may include, among others: (a) the stated reasons why votes were withheld from the Trustee and whether those reasons can be cured; (b) the Trustee’s length of service, qualifications and contributions as a Trustee; (c) listing requirements of the NYSE, rules and regulations of the SEC and other applicable rules and regulations; (d) our Corporate Governance Guidelines; and (e) such other factors as the Nominating and Corporate Governance Committee or the Board deems appropriate. Any rejection of a resignation may (but does not have to) be conditioned on curing the underlying reason for the withheld votes. The Board will take action on any resignation no later than sixty (60) days after the certification of the vote, and will disclose the action taken with a full explanation of the process used by the Board and the reason for its decision in a Form 8-K filed with the SEC within four (4) business days after the Board’s decision. If a Trustee’s resignation is accepted by the Board of Trustees, then the Board of Trustees may fill the resulting vacancy pursuant to our Bylaws. The Trustee who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or the decision of the Board.

If you are a “registered” shareholder and fail to give any instructions on your proxy card on this matter, the proxies identified on the proxy card will vote FOR the election of the named individuals. An abstention or broker non-vote will have no effect on the outcome of the vote on this proposal. You are entitled to cast one vote per Share for each of the five named individuals. Proxies may not be voted for more than five individuals.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE FIVE NOMINEES FOR TRUSTEE.

The other two Trustees currently serving on the Board are named below. These Trustees will continue to serve on the Board until the 2012 Annual Meeting.

Name	Age	Position	Trustee Since	Term to Expire
Gail P. Steinel	54	Independent Trustee	2006	2012
Joseph S. Vassalluzzo	63	Independent Trustee Non-Executive Chairman of the Board	2002	2012

The Committee considered the following qualifications for our remaining Trustees:

Gail P. Steinel, Owner of Executive Advisors (from 2007 to present), which provides consulting services to chief executive officers and leadership seminars to companies. Executive Vice President with BearingPoint, Inc. (from 2002 to 2007), a management and technology consulting firm that provides application services, technology solutions and managed services to companies and government organizations with responsibility for overseeing the global commercial services business unit; global managing partner and a founding member of Arthur Andersen’s business consulting practice (from 1984 to 2002). Director of MTS Systems Corporation, a provider of mechanical test systems, material testing, fatigue testing and tensile testing equipment as well as motion simulation systems and calibration services. Ms. Steinel has over 25 years of auditing and consulting experience that provides the Board with a helpful perspective on managing risk and systems operations.

Joseph S. Vassalluzzo, Non-Executive Chairman of the Board of Trustees since February 2006; Vice Chairman of Staples, Inc. (from 2000 to 2005), a retailer specializing in home, office, and computer products, with responsibility for overseeing domestic and international growth in its retail and commercial operations; various other officer positions with Staples’ and Staples Realty & Development, a subsidiary of Staples, Inc. (from 1997 to 2000); Director of iParty Corp., a premier multi-channel party supply and party planning company; Lead Director of Life Time Fitness, Inc., an operator of distinctive and large sports, athletic, fitness and family recreation centers. Mr. Vassalluzzo’s extensive background in retail and real estate as a result of having served as an executive with Staples, expanding the real estate owned by Staples Realty & Development, a subsidiary of Staples, Inc. for over 10 years and serving on the boards of a number of retailers provides the board and management with retail and retail real estate expertise that is essential to our core business.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Trust filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Trust specifically incorporates this Report by reference therein.

Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”) and for management’s report on internal control over financial reporting. The Trust’s independent registered public accounting firm, Grant Thornton LLP (“GT”), is responsible for auditing the consolidated financial statements and expressing an opinion on the financial statements and the effectiveness of internal control over financial reporting. The Audit Committee oversees the financial reporting process on behalf of the Board. In addition, the Audit Committee oversees the work of the Trust’s internal audit function which has been provided by the Reznick Group since March 2003.

The Audit Committee meets at least quarterly and at such other times as it deems necessary or appropriate to carry out its responsibilities. All quarterly meetings during 2010 included executive sessions with our independent accountant without management being present. The Audit Committee met four times during 2010, including four executive sessions with GT. In the course of fulfilling its oversight responsibilities, the Audit Committee met with both management and GT to review and discuss all annual and quarterly financial statements and quarterly operating results prior to their issuance. Management advised the Audit Committee that all financial statements were prepared in accordance with GAAP. The Audit Committee also discussed with GT matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees, including the reasonableness of judgments and the clarity and completeness of financial disclosures.

In addition, the Audit Committee discussed with GT matters relating to its independence and has received from GT the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with GT its independence.

The Audit Committee continually monitors the non-audit services provided by GT. During 2010, the Audit Committee limited non-audit services primarily to income tax form preparation for us and our subsidiaries and the provision of advice on the tax impacts of acquisition and other property related transactions. GT also performed the 2010 audit of the financial statements of our joint venture with affiliates of a discretionary fund created and advised by ING Clarion Partners in which we own a 30% equity interest. The Audit Committee approved GT’s performing this audit only after determining that it would not adversely impact GT’s independence.

In addition, the Audit Committee continued to oversee in 2010 the internal auditor’s ongoing testing of the effectiveness of our internal controls. The findings of the internal auditor were reported to the Audit Committee on a quarterly basis. GT, as part of its 2010 audit of our financial statements, independently reviewed our internal controls and concluded that there were no material weaknesses or significant deficiencies.

On the basis of the reviews and discussions the Audit Committee has had with GT, our internal auditor and management, the Audit Committee recommended to the Board of Trustees that the Board approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

Submitted by:

Gail P. Steinel, Chairperson

Jon E. Bortz

David W. Faeder

Warren M. Thompson

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

GT has served as our independent registered public accounting firm for the years 2002 through 2010. The Audit Committee approves in advance all fees paid to and services provided by GT. In addition, the Audit Committee has considered those services provided by GT and has determined that such services are compatible with maintaining the independence of GT. During 2010 and 2009, we retained GT to provide services in the following categories and amounts:

	2010	2009
Audit Fees(1)	$449,000	$523,258
Audit-Related Fees(2)	25,988	21,525
Tax Fees(3)	167,866	181,382
Other	0	0

Total	$642,854	$726,165

(1)	Audit fees include all fees and expenses for services in connection with: (a) the audit of our financial statements included in our annual reports on Form 10-K; (b) Sarbanes-Oxley Section 404 relating to our annual audit; (c) the review of the financial statements included in our quarterly reports on Form 10-Q; and (d) consents and comfort letters issued in connection with debt offerings and common stock offerings. These figures do not include $17,325 in both 2010 and 2009 we paid to GT as our 30% share of the cost of the 2010 and 2009 financial statement audits of our joint venture with affiliates of a discretionary fund created and advised by ING Clarion Partners.
(2)	Audit-related fees primarily including audits of our employee benefit plan.
(3)	Tax fees include preparation of federal and state tax returns, earnings and profits calculations and requested tax research, none of which research related to tax shelters. These figures do not include $2,460 in both 2010 and 2009 we paid to GT as our 30% share of the cost of tax return preparation for our joint venture with affiliates of a discretionary fund created and advised by ING Clarion Partners.

ITEM 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Trustees has retained GT as our independent registered public accounting firm for the year ending December 31, 2011 and is asking the shareholders to ratify that selection. Our organizational documents do not require ratification of the selection of our independent registered public accounting firm; however, we are seeking ratification because we believe that it is a matter of good corporate practice to do so. If the selection of GT is not ratified, the Audit Committee may reconsider whether to retain GT. Even if the selection of GT is ratified, the Audit Committee may change the appointment of GT at any time if it determines such a change would be in the best interests of the Trust and our shareholders.

A representative of GT will be present at the Annual Meeting and will have the opportunity to make a statement and answer appropriate questions from shareholders.

The Audit Committee believes that GT is qualified to serve as our independent registered public accounting firm. GT is familiar with our affairs and financial procedures, having served as our independent accountant since June 2002. GT is registered with the Public Company Accounting Oversight Board. Pursuant to its charter, the Audit Committee must pre-approve all audit and non-audit services provided by GT. For 2011 the Audit Committee to date has approved GT’s providing the following non-audit services: (a) tax planning and other consultation for purposes of structuring acquisitions, dispositions, joint ventures and other investment or financing opportunities as well as consultation associated with financial reporting matters (e.g. implementation of newly issued accounting standards) provided that the aggregate amount paid to Grant Thornton for such services does not exceed $100,000; (b) issuance of comfort letters and consents in connection with capital markets transactions approved in accordance with the Trust’s policies and procedures provided that the aggregate amount paid to Grant Thornton for such services does not exceed $75,000; (c) issuance of audit opinions related to acquisition audits required under Rule 3-14 of Regulation S-X provided that the aggregate amount paid to Grant Thornton for such services does not exceed $75,000, and (d) a Limited Review of the Trust’s letter to the State of California Department of Environmental Quality provided that the aggregate amount paid to Grant Thornton for such services does not exceed $3,000, which will only be completed if requested by the State of California.

Once the pre-approved dollar limit for the applicable non-audit service has been reached, no additional services of that type can be provided by GT without further approval by the Audit Committee. The Audit Committee has concluded that GT’s providing these permissible non-audit services up to the aggregate pre-approved amounts would not compromise GT’s independence. The Audit Committee may approve GT’s providing additional non-audit services or services in excess of the amounts specified above if it determines that it is in our best interest and that GT’s independence would not be compromised. All audit and non-audit services provided to the Trust by GT for the 2010 fiscal year are described in the “Relationship With Independent Registered Public Accounting Firm” section above.

In addition to the foregoing non-audit services, the Audit Committee also has approved GT’s performing the audit of the financial statements for our equity joint venture with affiliates of a discretionary fund created and advised by ING Clarion Partners for the fiscal years ending 2004 through 2010. We own a 30% interest in that joint venture. The Audit Committee approved GT’s performing this audit using the same criteria it uses for approving non-audit services. Although we do not consolidate the results of the joint venture, we do include our share of the joint venture’s results in our financial statements. The Committee concluded that having GT perform the joint venture’s audit facilitates the inclusion of those results in our financial statements.

Vote Required

The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required to approve the proposal to ratify the Audit Committee’s selection of GT as our independent registered public accounting firm for 2011. If you fail to give any instructions on your proxy card on this matter, the proxies identified on the proxy card will vote FOR this proposal. An “abstention” or broker “non-vote” will have no effect on the outcome of the vote on this proposal, however, if you fail to give instructions to your broker, your broker may have authority to vote the shares for this proposal.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE AUDIT COMMITTEE’S SELECTION OF GT AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

EXECUTIVE OFFICERS

Our named “executive officers” are:

Name	Age	Position
Donald C. Wood	50	President and Chief Executive Officer
Andrew P. Blocher	46	Senior Vice President—Chief Financial Officer and Treasurer
Dawn M. Becker	47	Executive Vice President—Chief Operating Officer/ General Counsel and Secretary
Jeffrey S. Berkes	47	Executive Vice President—Chief Investment Officer

Donald C. Wood, Information for Mr. Wood is provided above in “Item 1—Election of Trustees.”

Andrew P. Blocher, Senior Vice President – Chief Financial Officer and Treasurer of the Trust since September 1, 2008, with responsibility for overseeing the Trust’s capital markets, financial reporting, investor relations, corporate communications, human resources and information technology functions; and prior to that time, various officer positions with the Trust, including Senior Vice President-Capital Markets and Investor Relations (2007 to 2008), Vice President-Capital Markets and Investor Relations (2003 to 2007) and Vice President-Investor Relations and Finance (2000 to 2003).

Dawn M. Becker, Executive Vice President – Chief Operating Officer (since February 2010) and General Counsel and Secretary of the Trust (since April 2002), with responsibility for overseeing all of the Trust’s operations and asset management functions and the Trust’s Legal Department; and prior to that time, various officer positions with the Trust, including Vice President–Real Estate and Finance Counsel (2000 to 2002).

Jeffrey S. Berkes, Executive Vice President-Chief Investment Officer since February 2006, with responsibility for overseeing acquisitions, dispositions and other investment activity for the Trust; and prior to that time, various officer positions with the Trust, including Senior Vice President-Chief Investment Officer (2003 to 2006), Senior Vice President–Strategic Transactions (2002 to 2003) and Vice President-Strategic Transactions (2000 to 2002).

COMPENSATION DISCUSSION AND ANALYSIS

You will be asked in Item 3 of this proxy statement to provide a non-binding, advisory vote on the compensation of our named executive officers as described in the following sections of this proxy statement. Please keep that in mind as you review the following information, including the Summary Compensation Table, the supplemental tables and narrative disclosures that follow.

Executive Summary:

Despite continuing economic challenges and pressure on retail consumers, we delivered a strong financial performance in 2010 that improved on the solid financial performance we were able to deliver through the heart of the recession in 2008 and 2009. During that time, we increased our funds from operations, funds from operations per share and property operating income. We also increased our dividend during each of 2008, 2009 and 2010 and paid that dividend entirely in cash. Some of our key performance metrics for the period from 2008 through 2010 are:

Metric	2010	2009	2008
Funds From Operations	$239.2 million	$227.4 million	$228.4 million
Funds from Operations per Share	$3.88	$3.78	$3.85
Property Operating Income	$374.5 million	$363.8 million	$354.8 million
Same Store POI Growth	2.3%	1.6%	4.2%
Cash Dividends Paid Per Common Share	$2.65	$2.61	$2.48

That operational performance has provided the foundation for our strong total shareholder return performance over the past one and three year periods both on an absolute and relative basis.

Metric	2010 Total Shareholder Return	3 Year Total Shareholder Return through 12/31/10
Federal Realty	19.1%	6.7%
Bloomberg REIT Shopping Center Index (“BBRESHOP”)	30.5%	-13.1%
Morgan Stanley REIT Index	28.5%	2.5%
S&P 500	15.1%	-8.3%

The compensation of our named executive officers for 2010 reflects these results and includes: (a) base salary increases commensurate with market and individual responsibility; (b) annual bonuses being paid at 88% of the maximum potential; and (c) equity awards being paid at 75% of the maximum potential. The final 2010 compensation for each of our named executive officers was:

NEO	Position	Base	Annual Bonus	LTIAP	Total
Mr. Wood (a)	Chief Executive Officer	$850,000	$1,402,500	$3,700,000	$5,952,500
Ms. Becker	Chief Operating Officer	$400,000	$330,000	$562,250	$1,292,250
Mr. Berkes	Chief Investment Officer	$375,000	$206,250	N/A	$581,250
Mr. Blocher	Chief Financial Officer	$300,000	$247,500	N/A	$547,500

(a)	Mr. Wood’s base salary was increased effective November 1, 2010. Total base salary paid to Mr. Wood for calendar year 2010 was $725,000. The total LTIAP award earned by Mr. Wood for 2010 was $4,500,000; however, as described below, Mr. Wood voluntarily requested that the award be reduced by $800,000 and distributed to other members of the senior management team.

Compensation Philosophy and Objectives:

Our compensation programs are designed to create a compensation package for each named executive officer that is sufficiently competitive to attract and retain top-level real estate professionals and to motivate those individuals to achieve superior results for us and our shareholders. As part of this compensation philosophy, we try to provide a strong link between an executive’s total earnings opportunity and both our short-term and long-term performance based on the achievement of pre-determined financial targets and operating goals and to encourage our executives to enhance shareholder value by acting and thinking like shareholders. The key principles guiding our compensation decisions are:

1. Total compensation opportunities must be competitive with the marketplace so that we can attract, retain and motivate talented executives who are necessary for achieving superior results for the Trust; however, the aggregate compensation levels must be reasonable in the context of our overall cost structure and must support our operating strategy.

2. The compensation of our named executive officers should include a significant portion that is “at risk” and variable depending on both our short-term financial performance and long-term shareholder value creation with the largest portion of that “at risk” compensation designed to incentivize the creation of sustainable, long-term shareholder value.

3. A significant portion of each executive’s total compensation opportunity should be equity based. Our executives should act in the best interest of our shareholders and the best way to encourage them to do that is through compensating them with an equity stake in the Trust and requiring that they maintain a meaningful ownership position. To facilitate this objective, we have adopted guidelines requiring that Mr. Wood, our CEO, have an equity ownership in the Trust having a value of at least three times his base salary and annual bonus and that Ms. Becker and Mr. Blocher each have an equity ownership in the Trust having a value of at least two and one-half times their respective base salary and annual bonus. The Nominating and Corporate Governance Committee confirmed that each of Mr. Wood, Ms. Becker and Mr. Blocher were in compliance with the minimum stock ownership requirements at December 31, 2010. The Nominating and Corporate Governance Committee exempted Mr. Berkes from complying with any ownership requirements through 2012, the duration of the cash based compensation plan approved for him in 2009.

4. The amount each executive actually earns out of his or her total compensation opportunity should vary based on the individual’s performance, contribution and overall value to the business. The proportion of an individual’s total compensation that varies with individual and company performance objectives should increase as the individual’s business responsibilities increase.

In crafting our compensation policies and programs, we also consider whether they will encourage excessive or unnecessary risk taking and as described in the “Risk Management Oversight” section, we have concluded that our compensation programs do not do so. We do not currently have any policy that addresses the ability of our named executive officers to hedge their stock ownership position in us nor do we currently have any “clawback” or other compensation recovery policy with respect to compensation that may have been paid on the basis of incorrect financial results. While we understand that the SEC and the NYSE may require such policies in the future pursuant to the provisions of the Dodd-Frank Act, we are awaiting final rules until we adopt such policies.

The following table describes the primary components of our named executive officers’ 2010 compensation, the reason for each component and the objective it serves in support of our compensation philosophy.

Link to Compensation Philosophy
Compensation Element	Purpose	Retain	Reward Short-Term Performance	Reward Long-Term Performance	Align with Shareholder Interests
Base Salary	Fixed cash component maintained to be competitive with the market; reflects level of responsibility, experience and sustained individual performance	X			X
Annual Bonus	Cash award used to reward achievement of annual level of FFO determined to be necessary for company success for that year; amount varies with company and individual performance with option to take up to 25% of the award in the form of company stock	X	X		X
Long-Term Incentive Award	Equity award that measures creation of long-term value over a three-year period using stock price performance on both an absolute and relative basis as well as returns generated on invested capital; amount varies with company and individual performance	X		X	X
Benefits and Perquisites	Benefits generally offered to all employees to remain competitive in the market, including healthcare, life, disability, dental and vision insurance as well as a 401(k) program	X			X

Compensation Methodology:

The Compensation Committee of the Board is responsible for approving all compensation for our named executive officers. The Committee periodically reviews all elements of compensation to ensure that we remain competitive in the market and to ensure that overall compensation, including the means by which payment is made, is aligned with our business objectives, our performance and the interests of our shareholders. The Committee conducts an annual review of our CEO’s performance and takes those results into consideration when setting compensation for our CEO. Our CEO plays a significant role in setting the compensation for our other named executive officers by providing the Committee with an evaluation of their performances and recommendations for their compensation, including recommendations for any adjustments to annual bonus and long-term equity payouts which are otherwise determined formulaically. The Committee has the discretion to accept, reject or modify the CEO’s recommendations.

The total potential compensation for our named executive officers is established based on the scope of their individual responsibilities and contributions to our performance taking into account competitive market compensation paid for similar positions. Competitive market compensation for our named executive officers is generally determined by the Committee members applying their individual understanding, experiences and judgments in the national marketplace of senior level real estate positions and related industry pay in both public and private concerns that may compete for our executives, considering the relative importance of various positions at the Trust given our business plan and organization compared with the business plans of our major competitors. The Committee consulted the National Association of Real Estate Investment Trust’s 2009 and 2010 Compensation Surveys (“NAREIT Surveys”) to confirm its assessment of appropriate market compensation for our executive officers. The NAREIT Surveys included both the information reported for each position by the more than 80 real estate investment trusts (“REITs”) that participated in the survey as well as by the approximately 17 retail focused REITs that participated in the survey. Not all REITs that participated in the survey provided information for each of the named executive officer positions and it is not possible to determine from the NAREIT Survey which of the participating REITs provided information for which executive officer position. Once the Committee determines an appropriate level of aggregate compensation for our named executive officers, an individual compensation package is created using a combination of base salary, annual bonus and long-term equity incentives, all in accordance with the compensation philosophy and objectives described earlier.

In addition to consulting the NAREIT Survey, the Compensation Committee retained Mercer in September 2010 to benchmark comparable real estate companies and make recommendations for compensation for our CEO and other members of senior management, including our other named executive officers. The total fees paid for these reports were $35,448. For benchmarking purposes, Mercer used the following publicly traded REITs:

HCP	CBL & Associates	Kimco Realty	National Retail Properties
Developers Diversified	Macerich	Digital Realty Trust	Equity One
Taubman Centers	Weingarten Realty Trust	Regency Centers	Realty Income
Tanger Factory Outlet Centers

Although not specifically included in the peer group for benchmarking purposes, Mercer also looked at information for each of General Growth, Simon Property Group and Vornado Realty Trust as additional points of reference. The peer group includes US based publicly traded REITs with sales ranging from one-half (1/2) to two (2) times the sales of the Trust and that have a market capitalization in excess of $1 billion with a primary focus on retail REITs with a few other non-retail, market leading REITs added in order to increase the size of the peer group. The reports prepared by Mercer included recommendations for all of our named executive officers and were considered by the Compensation Committee in making its October 2010 compensation decisions for our CEO. Except for this benchmarking study and the benchmarking study performed for our Nominating and Corporate Governance Committee in December 2010 with respect to Board compensation described above, Mercer has not and does not provide any other services to us.

Elements of Total Compensation:

Base Salaries:

Base salaries are used to compensate the executive for services rendered during the year. Generally, we believe that executive base salaries should account for a relatively modest portion of each individual’s total compensation package. Because we start our process with determining an appropriate level of total compensation, we do not target base salaries to any specific level. We did, however, use information in the NAREIT Survey and the reports prepared by Mercer as a guide to confirm that the base salaries are within market parameters. Base salaries are reviewed annually at the beginning of each calendar year, and are adjusted from time to time to realign salaries with market levels and to take into account individual responsibilities, performance and experience. Base salaries for each of Mr. Wood, Ms. Becker, Mr. Berkes and Mr. Blocher were increased to $850,000, $400,000, $375,000 and $300,000, respectively for 2010. The base salary increases for Mr. Wood, Ms. Becker and Mr. Berkes were the first base salary increases they had received since 2007. The Committee determined that these base salary increases were warranted based on both company and individual performance and appropriately reflected market conditions for these individuals. The increase in base salary for Ms. Becker also reflected her promotion in 2010 to Chief Operating Officer of the Trust.

Annual Bonus:

Annual bonuses for all of our named executive officers are determined each year in accordance with our Annual Incentive Bonus Plan (“Annual Bonus Plan”) that covers about 95% of our employees. The Annual Bonus Plan is intended to compensate our named executive officers for achieving an annual level of FFO per share that is consistent with our business objectives for that year and for achieving individual annual performance objectives as subjectively evaluated: (a) by the Board with respect to our CEO; and (b) by our CEO with respect to each of the other named executive officers.

Under our Annual Bonus Plan, each of our named executive officers and other employees has a targeted bonus equal to a percentage of the person’s base salary. For 2010, the targeted bonuses for our named executive officers were 150% of base salary for Mr. Wood, 75% of base salary for each of Ms. Becker and Mr. Blocher and 50% of base salary for Mr. Berkes. Each of our named executive officers could earn from 0% to 125% of his or her targeted bonus amount depending on the level of FFO we achieve for the calendar year as well as individual performance.

The level of FFO per share that must be achieved for our named executive officers to earn an annual bonus is set at the beginning of each year by the Compensation Committee after a thorough review and discussion of our budget for that year. FFO is widely accepted in the REIT industry as an accurate reflection of operating performance on an annual basis and as a result, we believe FFO is an appropriate metric to use for determining short-term financial success which is being rewarded in annual performance bonuses. The following chart shows for each named executive officer his or her potential annual bonus depending on the level of FFO we achieved during calendar year 2010 and the final annual bonus earned based on our 2010 results:

	Potential Bonus Payout
NEO	FFO Below $3.80 per share	FFO at $3.80 per share	FFO at $3.85 per share	FFO at $3.90 per share	Actual Payout
Wood	$0	$956,250	$1,275,000	$1,593,750	$1,402,500
Becker	$0	$225,000	$300,000	$375,000	$330,000
Berkes	$0	$140,625	$187,500	$234,375	$206,250
Blocher	$0	$168,750	$225,000	$281,250	$247,500

Payout amounts are interpolated for any results in between the foregoing amounts. The Compensation Committee set these levels of FFO per share in February 2010 and excluded the impact of a pending litigation matter which was not possible of being estimated at the time these levels were established. We achieved actual FFO per share for 2010, excluding the impact of reversing an accrual for the litigation matter, of $3.87 which, under the terms of the Annual Bonus Plan, resulted in bonuses being paid at 88% of the maximum potential payout.

The Committee determined that each of our named executive officers should receive the full amount of the annual bonus to which he or she was entitled. The determination was made with respect to Mr. Wood based on the Board’s evaluation of his performance taking into consideration our financial results for the year and Mr. Wood’s effectiveness in leading the company, long-term strategic planning, succession planning, relationship with the Board, and relationship with shareholders and other stakeholders. With respect to each of the other named executive officers, the Committee accepted Mr. Wood’s recommendation that each of them be paid the full amount of annual bonus to which he or she was entitled. Mr. Wood’s recommendation to pay each of Ms. Becker, Mr. Berkes and Mr. Blocher a full bonus was based on his subjective assessment of each individual’s contributions to the Trust’s performance in 2010 in their respective job functions. Those contributions included, without limitation, the following: (a) Ms. Becker’s oversight of the day to day operations of the Trust that resulted in year over year increases in FFO, FFO per share and property operating income and improvements in same store property operating income growth; (b) Mr. Berkes’ oversight in the investment of approximately $60 million in the acquisition of new properties and in the acquisition or additional ownership positions in a number of our existing properties; and (c) Mr. Blocher’s role in the continued management of our balance sheet, including the funding of our new investments, and overall management of our general and administrative expenses.

Under our Annual Bonus Plan, the named executive officers (other than Mr. Berkes) and approximately 41 other employees have the option to receive up to 25% of the annual bonus in the form of Shares that vest equally over three years. The amount an individual elects to receive in Shares is paid out at 120% of that amount in consideration of the extended vesting. For 2010, each of Mr. Wood, Ms. Becker and Mr. Blocher elected to receive 20% of their annual bonus amounts in Shares. Pursuant to his compensation arrangement approved in 2009, Mr. Berkes was not eligible to receive any portion of his 2010 annual bonus in the form of Shares. The cash portion of the annual bonuses is reflected in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table in this proxy statement. The stock portion of these annual bonuses will be included in the Summary Compensation Table and Grants of Plan-Based Awards Table in next year’s proxy statement.

Under his compensation plan approved in 2009, Mr. Berkes was also eligible in 2010 to receive a supplemental annual bonus that is calculated based on the volume of acquisitions completed by the Trust during calendar year 2010. We did not exceed the threshold level of $100,000,000 of acquisitions in 2010 and as a result, Mr. Berkes was not entitled to receive any supplemental acquisitions bonus for 2010.

Annual Long-Term Equity Incentives:

We believe that outstanding long-term performance is achieved through an ownership culture that encourages a focus on long-term performance by our executive officers through the use of equity-based awards. Long-term incentive awards are made annually to all officers and participants in our leadership education and development program under our Long-Term Incentive Award Program (“LTIAP”). This program was structured to align the most significant portion of compensation for our senior management team, including our named executive officers, with the creation of long-term shareholder value. Recipients of awards under this program realize value over a minimum 6-year time horizon comprised of a 3-year performance period followed by a minimum of a 3-year vesting period. We believe that the combination of this extended period with the requirements described above for our named executive officers to continually hold a meaningful equity position in the company creates a strong long-term alignment of interests between our named executive officers and our shareholders.

The performance metrics used under the LTIAP, the levels of performance required to be achieved for our named executive officers to earn an LTIAP award and the performance actually achieved for the three year period from January 1, 2008 through December 31, 2010 are set forth below:

Performance Measure	Award Weighting	Threshold	Target	Stretch	Actual Achieved
Relative Total Shareholder Return v. BBRESHOP(a)	50%	40th percentile	60th percentile	80th percentile	91st percentile
Absolute Total Shareholder Return (a)	25%	8.00%	10.00%	12.00%	2.17%
Return on Invested Capital	25%	9.25%	9.50%	9.75%	9.75%

(a)	Total return takes into account both stock price appreciation and dividends assuming all dividends are reinvested.

The Compensation Committee believes that relative total shareholder return, absolute total shareholder return and return on invested capital are appropriate metrics to use for rewarding long-term performance. The relative shareholder return metric reflects how well we have performed for our shareholders as compared to other companies facing the same general market dynamics. The Compensation Committee determined that the BBRESHOP was the best index to use because the BBRESHOP is an industry index made up of primarily companies that own and operate strip shopping centers whose businesses are most closely aligned with ours. Absolute shareholder return measures whether we have actually created any value for our shareholders during this time while return on invested capital determines how effectively we have invested our shareholders’ capital.

These performance metrics support the objectives of the company and the LTIAP and have remain unchanged from prior years.

The potential LTIAP payments for both Mr. Wood and Ms. Becker at the various levels of performance for each of the performance metrics under the LTIAP and the amounts earned by each of Mr. Wood and Ms. Becker for the prior 3-year period are set forth in the following table:

	Threshold	Target	Stretch	Actual Award
Donald Wood
Relative Total Return	$1,000,000	$2,000,000	$3,000,000	$3,000,000
Absolute Total Return	$500,000	$1,000,000	$1,500,000	$0
Return on Invested Capital	$500,000	$1,000,000	$1,500,000	$1,500,000

Total Potential Award	$2,000,000	$4,000,000	$6,000,000	$4,500,000

Dawn Becker
Relative Total Return	$125,000	$250,000	$375,000	$375,000
Absolute Total Return	$62,500	$125,000	$187,500	$0
Return on Invested Capital	$62,500	$125,000	$187,500	$187,500

Total Potential Award	$250,000	$500,000	$750,000	$562,500

The Compensation Committee approved paying each of Mr. Wood and Ms. Becker the full amount of the LTIAP award to which they were entitled. The Compensation Committee has the discretion to increase or decrease any LTIAP award by up to 20% to reflect individual performance but did not exercise that discretion for the 2010 LTIAP awards for either Mr. Wood or Ms. Becker. For 2010, neither Mr. Berkes nor Mr. Blocher was eligible to receive an award under the LTIAP.

Despite the Compensation Committee’s approval of paying a full LTIAP award to Mr. Wood, Mr. Wood voluntarily requested that the award be reduced by $800,000 and that the Committee use that $800,000 to make new equity awards to certain members of senior management, including the other named executive officers, and that those new awards be structured in a way to provide additional retention value for the other members of senior management and include a non-solicitation agreement by those members of senior management. Mr. Wood made that recommendation because of his belief that retaining the current members of senior management is important to the Trust’s ability to take advantage of future opportunities to create shareholder value and that providing that retention value should not be done at any additional expense to the company. The Compensation Committee approved Mr. Wood’s recommendation and decreased his LTIAP award for 2010 to $3,700,000.

The LTIAP awards are made in the form of restricted Shares that vest in equal installments over a three-year period; however, each individual can elect to take up to 50% of his or her award in the form of options which vest equally over five years. Although the Compensation Committee believes that paying these awards in restricted Shares provides the most retention value for employees, it has agreed to permit individuals to elect to take up to 50% of the award in options in order to give the individual employee some ability to structure his or her own equity compensation in a way that best matches the individual’s needs and provides the most value to that individual. The Compensation Committee has concluded that individual employees place value in having the ability to match the form of their equity compensation to their individual financial objectives and that this value to employees outweighs any diminution in the retention value of LTIAP awards by permitting up to 50% to be paid in options. Shares or options are issued under the LTIAP only after all performance has been achieved and thereafter, the Shares or options are subject to time-based vesting. Dividends are paid on all Shares issued under the LTIAP.

Each of Mr. Wood and Ms. Becker elected to take the entirety of their 2010 LTIAP award in Shares. The number of Shares actually awarded to each individual was determined by dividing the amount of the award by

$81.98, the closing price of our stock on the NYSE on February 10, 2011, the date the award was made. There is no amount included in the Summary Compensation Table or Grants of Plan-Based Awards Table in this proxy statement for these awards to Mr. Wood or Ms. Becker. The LTIAP awards reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table in this proxy statement relate to performance for the 3-year period ending December 31, 2009.

Retention/Non-Solicitation Awards:

Pursuant to Mr. Wood’s recommendation as described above, in February 2011 the Compensation Committee approved restricted Share awards of $200,000 for each of Ms. Becker, Mr. Berkes and Mr. Blocher in exchange for a non-solicitation agreement by each of these individuals. Fifty percent (50%) of these Shares will vest at the end of four years with the remaining fifty percent (50%) vesting at the end of six years so long as the named executive officer is employed by us at the time of the vesting. Vesting of these Shares will be accelerated in the event of a change in control transaction. The number of Shares actually awarded to each individual was determined by dividing the amount of the award by $81.98, the closing price of our stock on the NYSE on February 10, 2011, the date the award was made. There is no amount included in the Summary Compensation Table or Grants of Plan-Based Awards Table in this proxy statement for these awards.

Chief Executive Officer Compensation:

In February 2010, the Compensation Committee set Mr. Wood’s annual compensation with a base salary of $700,000, a target annual bonus of 100% of his base salary resulting in a potential annual bonus payout ranging from $525,000 to $875,000, and a target annual LTIAP award of $2,000,000 resulting in a potential LTIAP award ranging from $1,000,000 to $3,000,000. During the course of 2010, Mr. Wood was being actively recruited by other companies and the Board determined that it was in the best interest of the Trust and our shareholders to retain Mr. Wood’s services and that a key part of that retention was to ensure that Mr. Wood’s compensation package was appropriate given the current market environment. The Compensation Committee retained Mercer to benchmark other comparable real estate companies and make recommendations on a compensation package that was reflective of the current market for Mr. Wood’s services. In October 2010, after taking into account the information in Mercer’s report, our historical outperformance over the last decade in terms of shareholder value creation and the prospects for continued outperformance in the future, the active recruiting for Mr. Wood’s services in the marketplace and the related strong desire to retain Mr. Wood, and the ability of Mr. Wood and the current senior management team to take advantage of future opportunities to increase shareholder value, the Board modified Mr. Wood’s compensation package as follows: (a) increased base salary to $850,000 effective November 1, 2010; (b) set Mr. Wood’s target annual bonus at 150% of base salary effective for calendar year 2010, creating a range for a potential bonus payout from $956,250 to $1,593,750; and (c) set Mr. Wood’s target equity award under the LTIAP at $4,000,000 creating a range for a potential LTIAP award from $2,000,000 to $6,000,000.

In addition, the Board approved on October 12, 2010 a restricted Share award to Mr. Wood having a value of $5,000,000 in exchange for Mr. Wood’s agreeing to a one-year non-compete and non-solicitation in the event he left the company. The shares vest on October 12, 2015 so long as Mr. Wood is employed by us at that time with vesting accelerated in the event of a change in control transaction or a termination without cause. Given the active recruitment of Mr. Wood that occurred in 2010, the Board determined that this award was warranted both to provide additional value to retain Mr. Wood’s services for a longer period of time as well as to ensure that if he did choose to leave, he would not engage in competitive behavior that would be harmful to the Trust nor would he be able to take with him for a period of time other employees of the Trust, including senior management, whose departure from the Trust concurrently with Mr. Wood’s departure could be detrimental to the Trust’s short and long-term success.

We purchased for Mr. Wood in 1998 a split dollar life insurance policy and consistent with the terms of that arrangement approved by the Compensation Committee in 1998, we continued to hold in 2010 an outstanding interest free loan for the benefit of Mr. Wood secured by that split dollar life insurance policy. We reflect the amount of interest that would have been payable by Mr. Wood on that loan in 2010 under the “All Other Compensation” column of Summary Compensation Table. We also have an agreement in place with Mr. Wood (“Health Coverage Continuation Agreement”) pursuant to which we have agreed to provide to Mr. Wood, his spouse and his dependents continuation of health coverage after Mr. Wood’s termination upon death, disability, retirement, change in control or otherwise (other than a termination with cause or resignation). The coverage will continue as to Mr. Wood and his spouse until their death, or with respect to his spouse until divorce, if earlier. As to Mr. Wood’s children, coverage will continue as to three of the children until each reaches age twenty-five and as to one of the children, until her death. The continued medical coverage is required to be at least the same level as provided to Mr. Wood and his family at the time of his termination and such coverage will be secondary to certain other coverages that may be available to Mr. Wood and his family. The Compensation Committee has determined that these perquisites and other personal benefits are a relatively small portion of Mr. Wood’s overall compensation, are reasonable in light of the total compensation package for Mr. Wood and are consistent with our compensation objectives of creating programs that will allow us to retain talented executives.

Timing of Equity Grants:

Equity awards to our employees under our Annual Bonus Plan and LTIAP described above are made at the Compensation Committee’s meeting that occurs sometime in February of each calendar year. Whether these awards are made before or after we release financial results for the prior fiscal year depends solely on when the Compensation Committee meets in relation to the meetings of the Board and the Audit Committee, the dates for all of which are set during the preceding year. We have no policy that times the granting of equity awards relative to the release of material non-public information. Equity awards to new hires are generally made on the first day on which the employee starts work and equity awards to employees who are promoted generally are made on the day on which the promotion has been fully approved. All of our options are awarded at the closing price of our Shares on the NYSE on the date the award is made. The Compensation Committee has never re-priced options, granted options with an exercise price that is less than the closing price on the NYSE on the date of the grant or granted options which are priced on a date other than the grant date. Equity awards for Vice Presidents and above for performance through 2010 were made at the Compensation Committee’s meeting on February  10, 2011 based on the closing price of our Shares on the NYSE on that date.

Termination and Change-in-Control Arrangements:

We have agreements in place with each of our named executive officers providing for various payments and benefits to be made to them if there is a change in control or their employment with us is terminated for certain reasons. The circumstances in which payments may be made and the potential amounts of those payments are described in more detail in the “Potential Payments on Termination of Employment and Change-in-Control” section below. We believe that the payments provided for in these agreements are reasonable and appropriate as part of the total compensation packages available for our named executive officers.

Deductibility of Executive Compensation in Excess of $1.0 Million:

Section 162(m) of the Internal Revenue Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation in excess of $1 million in any taxable year to an executive officer who is named in the Summary Compensation Table. Exceptions are made for qualified performance-based compensation, among other things. In structuring our compensation programs, the Compensation Committee considers this Section 162(m) exception; however, the Compensation Committee does not believe that it is necessarily in our best interests and the best interests of our shareholders for all compensation to meet the requirements of Section 162(m) for deductibility. As a result, the Compensation Committee has determined that it is appropriate at times to make compensation awards that are non-deductible under Section 162(m). Further, because of ambiguities and uncertainties under Section 162(m), we cannot give any assurance that compensation that we intend to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:

David W. Faeder, Chairman

Kristin Gamble

Gail P. Steinel

Joseph S. Vassalluzzo

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation earned by each of the named executive officers for the fiscal years ended December 31, 2010, 2009 and 2008, in accordance with current SEC rules. The Summary Compensation Table below does not include the value of the Shares issued to our named executive officers on February 10, 2011 for the performance period ending December 31, 2010. Those awards will appear in next year’s proxy statement in the “Grants of Plan-Based Awards Table” as well as the Stock Awards column of the Summary Compensation Table. The cash portion of the annual bonuses awarded pursuant to the Annual Bonus Plan in February 2011 based on 2010 performance is included below in the Non-Equity Incentive Plan Compensation column.

Name and Principal Position	Year	Salary		Stock Awards		Option Awards		Non-Equity Incentive Plan Compensation		All Other Compensation		Total
		($) (1)		($) (2)		($) (2)		($) (3)		($) (4)		($)
Donald C. Wood, President and Chief Executive Officer (PEO)	2010 2009 2008	$ $ $	726,154 650,000 650,000	$ $ $	7,895,004 1,203,005 2,850,361	$ $ $	— 1,125,003 900,000	$ $ $	1,122,000 487,500 260,000	$ $ $	19,334 45,502 50,646	$ $ $	9,762,492 3,511,010 4,711,007

Andrew P. Blocher, Senior Vice President- Chief Financial Officer and Treasurer (PFO)	2010 2009 2008	$ $ $	300,000 260,000 225,000	$ $ $	113,501 720,246 114,876	$ $ $	— 299,999 59,997	$ $ $	198,000 156,000 50,625	$ $ $	10,247 8,586 8,001	$ $ $	621,748 1,444,831 458,499

Dawn M. Becker, Executive Vice President-Chief Operating Officer; General Counsel and Secretary	2010 2009 2008	$ $ $	400,000 300,000 300,000	$ $ $	143,962 33,740 998,028	$ $ $	— — 405,002	$ $ $	264,000 180,000 84,375	$ $ $	10,726 9,765 10,189	$ $ $	818,688 523,505 1,797,594

Jeffrey S. Berkes, Executive Vice President-Chief Investment Officer	2010 2009 2008	$ $ $	375,000 350,000 350,000	$ $ $	45,030 31,480 60,761	$ $ $	— — —	$ $ $	206,250 150,000 105,000	$ $ $	12,011 10,056 10,646	$ $ $	638,291 541,536 526,407

(1)	Amounts shown in the Salary column include all amounts deferred at the election of the named executive officers into our non-qualified deferred compensation plan.
(2)

Amounts shown in the Stock Awards and Options Awards columns reflect the aggregate grant date fair value of the awards calculated in accordance with FASB ASC Topic 718 for the fiscal years ended December 31, 2010, 2009 and 2008. For a discussion of the valuation of these awards, please refer to Note 14 in the notes to our consolidated financial statements in our Annual Report on Form 10-K filed on February 15, 2011.

(3)	Amounts shown in this column represent only the cash portion paid under our Annual Bonus Plan for 2010, 2009 and 2008 and include amounts deferred by our named executive officers into our non-qualified deferred compensation plan. For 2010, each of Mr. Wood, Mr. Blocher and Ms. Becker received 80% of his or her Annual Bonus in cash and Mr. Berkes received 100% of his bonus in cash. For 2009, Mr. Wood received 75% of his annual bonus in cash and each of Mr. Blocher, Ms. Becker and Mr. Berkes received 80% of his or her annual bonus in cash. For 2008, each of Mr. Wood and Mr. Berkes received 80% of his Annual Bonus in cash and each of Mr. Blocher and Ms. Becker received 75% of his or her Annual Bonus in cash. The remaining amounts earned under the Annual Bonus Plan in 2010, 2009 and 2008 were paid in Shares in an amount equal to 120% of the cash value in consideration of a 3-year vesting schedule. The aggregate Annual Bonus paid to each of the named executive officers for 2010 including both cash and Shares is as follows:

2010 Annual Incentive Bonus Information
Name	Annual Incentive Bonus Awarded	Amount Paid in Cash	Amount Paid in Shares	20% Premium Paid in Shares	Total Annual Incentive Bonus Paid	Number of Shares Issued
	($)	($)	($)	($)	($)	(#)
Donald C. Wood	$1,402,500	$1,122,000	$280,500	$56,100	$1,458,600	4,106
Andrew P. Blocher	$247,500	$198,000	$49,500	$9,900	$257,400	725
Dawn M. Becker	$330,000	$264,000	$66,000	$13,200	$343,200	966
Jeffrey S. Berkes	$206,250	$206,250	$—	$—	$206,250	0

The value of the Shares awarded in 2011 as part of the Annual Bonus for 2010, will be reflected in the Summary Compensation Table and Grant of Plan-Based Awards Table in next year’s proxy statement.

(4)	The amounts shown in this column for the last fiscal year include the amounts below. The group-term life insurance, long-term disability insurance and contributions to the 401K plan are provided to the named executive officers on the same terms, condition and scope as are available to all of our full-time employees.

ALL OTHER COMPENSATION TABLE

Name	Group Term Life Insurance	Long- Term Disability Insurance Premium	Supplemental Life Insurance	Trust Contributions to Section 401(k) Plan	Miscellaneous(a)	Total ($)
Donald C. Wood	$1,752	$1,066	$6,396	$6,125	$3,996	$19,335
Andrew P. Blocher	$405	$1,066	$2,059	$6,125	$592	$10,247
Dawn M. Becker	$481	$1,066	$3,054	$6,125	$—	$10,726
Jeffrey S. Berkes	$578	$1,125	$4,183	$6,125	$—	$12,011

(a)	The amount shown in this column for Mr. Wood constitutes interest that would have been payable on an interest-free loan made in connection with a split-dollar life insurance agreement put in place for Mr. Wood in 1998. The amount shown in this column for Mr. Blocher includes the value of a gift card and applicable taxes paid by the Trust on the gift card. The gift card was given to Mr. Blocher for his 10 years of service in connection with the Trust’s service award program applicable to all of our employees.

2010 GRANTS OF PLAN-BASED AWARDS TABLE

The following Share awards were made in 2010. Awards made in 2011 to the named executive officers under the Annual Bonus Plan and LTIAP for either a one or three-year performance period ending December 31, 2010 will be reported in the Grants of Plan-Based Awards Table in next year’s proxy statement.

Name	Grant Date		All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value
			(#)	($)
Donald C. Wood	2/16/2010 2/16/2010 10/12/2010	(1) (2) (3)	2,945 40,773 60,931	$ $ $	195,018 2,699,988 4,999,998
Andrew P. Blocher	2/16/2010	(1)	707		$46,818
	2/16/2010	(2)	1,007		$66,684
Dawn M. Becker	2/16/2010	(1)	815		$53,969
	2/16/2010	(2)	1,359		$89,993
Jeffery S. Berkes	2/16/2010	(1)	680		$45,030

(1)	Issued under our Annual Bonus Plan. These Shares vest equally over 3 years.
(2)	Issued under our LTIAP. These Shares vest equally over 3 years.
(3)	Issued to Mr. Wood in exchange for a non-compete and non-solicitation agreement. These Shares vest on October 12, 2015.

2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options		Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Name	Exercisable	Unexercisable
	(#)	(#)		($)			(#)		($)
Donald C. Wood	28,958 42,254 11,221 60,000	115,830 42,253 7,480 15,000	(1) (2) (3) (3)	$ $ $ $	43.48 73.03 92.30 67.66	2/17/2019 2/10/2018 2/12/2017 2/16/2016	60,931 40,773 17,249 18,485 2,945 1,196 686	(4) (5) (1) (2) (6) (6) (6)	$ $ $ $ $ $ $	4,748,353 3,177,440 1,344,215 1,440,536 229,504 93,204 53,460

Andrew P. Blocher	0 2,249 2,953 4,500	42,313 3,374 1,968 1,125	(1) (2) (3) (3)	$ $ $ $	43.48 73.03 92.30 67.66	2/17/2019 2/10/2018 2/12/2017 2/16/2016	1,007 16,099 411 707 311 114	(5) (1) (2) (6) (6) (6)	$ $ $ $ $ $	78,476 1,254,595 32,029 55,097 24,236 8,884

Dawn M. Becker	0 6,562 20,000	39,941 1,641 0	(2) (3)	$ $ $	73.03 67.66 28.01	2/10/2018 2/16/2016 2/12/2013	1,359 12,940 815 517 242	(5) (2) (6) (6) (6)	$ $ $ $ $	105,907 1,008,414 63,513 40,290 18,859

Jeffrey S. Berkes	4,687 4,210	2,344 0	(3)	$ $	67.66 28.01	2/16/2016 2/12/2013	680 483 277 13,001	(6) (6) (6) (7)	$ $ $ $	52,992 37,640 21,587 1,013,168

(1)	These options and Shares were issued on February 17, 2009 under the LTIAP for 2008. For Mr. Wood the options vest equally over 5 years and the Shares vest equally over 3 years. One-fifth of these options and one-third of these Shares vested on each of February 17, 2010 and 2011 with the remaining three-fifths of the options scheduled to vest on each of February 17, 2012, 2013 and 2014 and the remaining one-third of the Shares scheduled to vest on February 17, 2012. For Mr. Blocher, the options and Shares vest over 5 years with no vesting for the first two years. One-third of the options and Shares are scheduled to vest on each of February 17, 2012, 2013 and 2014.
(2)	The options and Shares were issued on February 10, 2008 under the LTIAP for 2007. For Mr. Wood the options and Shares vest equally over 4 years. One-fourth of these options and Shares vested on each of February 10, 2009, 2010 and 2011 with the remaining one-fourth of these options and Shares scheduled to vest on February 10, 2012. For Mr. Blocher the options vest equally over 5 years and the Shares vest equally over 3 years. One-fifth of these options vested on each of February 10, 2009, 2010 and 2011 with the remaining two-fifths of the options scheduled to vest on each of February 10, 2012 and 2013. One-third of these Shares vested on each of February 10, 2009, 2010 and 2011. For Ms. Becker the options and Shares vest over 5 years with no vesting for the first two years. One-third of these options and Shares vested on February 10, 2011 with the remaining two-thirds of these options and Shares scheduled to vest on each of February 10, 2012 and 2013.
(3)	The options were issued under our LTIAP and vest equally over 5 years. One-fifth of the options granted on February 12, 2007 under the LTIAP for 2006 vested on each of February 12, 2008, 2009, 2010 and 2011 with the remaining one-fifth of the options scheduled to vest on February 12, 2012. One-fifth of the options granted on February 16, 2006 under the LTIAP for 2005 vested on each of February 16, 2007, 2008, 2009, 2010 and 2011.
(4)	These Shares were issued on October 12, 2010 in exchange for a non-compete and non-solicitation agreement and vest on October 12, 2015.
(5)	These Shares were issued on February 16, 2010 under the LTIAP for 2009 and vest equally over 3 years. One-third of these Shares vested on February 16, 2011 with the remaining two-thirds of the Shares scheduled to vest on each of February 17, 2012 and 2013.
(6)	These Shares were issued under our Annual Bonus Plan and vest equally over 3 years. One-third of the Shares issued to each of our named executive officers on February 16, 2010 under the 2009 Annual Bonus Plan vested on February 16, 2011 with the remaining two-thirds of the Shares scheduled to vest on each of February 16, 2012 and 2013. Two-thirds of the Shares issued to each of our named executive officers on February 17, 2009 under the 2008 Annual Bonus Plan vested on each of February 17, 2010 and 2011 with the remaining one-third of the Shares scheduled to vest on February 17, 2012. All of the Shares issued to each of our named executive officers on February 10, 2008 under the 2007 Annual Bonus Plan vested on each of February 10, 2009, 2010 and 2011.
(7)	These Shares vest equally over 5 years. Four-fifths of these Shares vested on February 16, 2008, 2009, 2010 and 2011 with the remaining one-fifth of these Shares scheduled to vest on February 16, 2012.

2010 OPTION EXERCISES AND STOCK VESTED

The following table includes certain information with respect to options exercised in 2010 by each named executive officer and Shares that vested during 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
Donald C. Wood	44,950	$2,646,477	29,092	$1,886,093
Andrew P. Blocher	0	$—	1,021	$65,501
Dawn M. Becker	0	$—	1,937	$125,214
Jeffrey S. Berkes	0	$—	7,223	$465,852

2010 NON-QUALIFIED DEFERRED COMPENSATION

We maintain a non-qualified deferred compensation plan that is open to participation by 23 members of our senior management team, including our named executive officers. Each participant can elect to defer up to 100% of his or her base salary and cash payment under our Annual Bonus Plan with deferral elections made in December of each year for amounts to be paid in the following year. A number of widely available investment options are made available to each plan participant who then decides how to allocate amounts deferred among those investment options. The amount earned by plan participants on their deferrals is calculated by our third party plan administrator as if the amounts deferred had actually been invested in the investment options selected by each participant. We do not make any contributions to the deferred compensation plan for any individual nor do we guaranty any rate of return on amounts deferred. Amounts deferred into the plan, including amounts earned on the deferrals, are generally payable to the participant shortly after he or she retires or is otherwise no longer employed by us; however, there are a few other alternatives where amounts may be paid to a participant sooner. We have an unsecured contractual obligation to each participant in the plan to pay him or her the actual amount he or she deferred into the plan together with a return calculated as if the deferred amounts had been invested in the investment options selected by the participant. We try to invest amounts deferred by participants into the same investment options in the same proportions as selected by the participant so that sufficient amounts will be available to pay each participant when required. The amounts deferred by Ms. Becker, Mr. Blocher and Mr. Wood into the plan in 2010 and earnings on plan investments in 2010 are described below. Mr. Berkes does not participate in our deferred compensation plan.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End
	($)	($)	($)	($)	($)
Donald C. Wood	$150,000	$—	$223,488	$—	$1,996,640
Andrew P. Blocher	$13,000	$—	$13,331	$—	$101,750
Dawn M. Becker	$40,038	$—	$64,566	$—	$562,285

POTENTIAL PAYMENTS ON TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL

We have entered into agreements with each of our named executive officers that require us to make certain payments and provide certain benefits to them in the event of a termination of employment or change in control of the Trust. Regardless of the reason for a named executive officer’s termination of employment, he or she will be entitled to receive upon termination all accrued but unused vacation pay and a distribution of any amounts in our non-qualified deferred compensation plan. No named executive officer is entitled to receive an award under the Annual Bonus Plan or the LTIAP for the year in which the termination occurs. Further, no named executive officer is entitled to receive an award under the Annual Bonus Plan or LTIAP for the year prior to the year of termination unless he or she is still employed when those awards are made in February of the following year. The agreements with each of our named executive officers contain provisions restricting the executive from engaging in competing behavior and soliciting and/or hiring our employees for a period of time after termination. The payments that will be made to a named executive officer vary depending on the reason for termination and are summarized below.

1. Payments on Voluntary Termination: On any voluntary termination of employment, the named executive officers receive no additional compensation and all unvested options and Shares are forfeited. Each named executive officer has one year after terminating employment to exercise all vested options (subject to the 10-year term of those options). With respect to Mr. Wood, all rights to receive extended health insurance coverage under the Health Coverage Continuation Agreement are terminated.

2. Payments on Retirement: Upon retirement, our named executive officers receive no additional compensation. Although some of our agreements for Shares issued under our Annual Bonus Plan and our LTIAP provide for full or partial acceleration of the vesting of these Shares on retirement beginning at age 58, these provisions are not applicable to our named executive officers because all such Shares issued will have vested prior to any of our named executive officers reaching the age of 58. Each named executive officer has two years after retirement to exercise all vested options (subject to the 10-year term of those options), including options that vested as a result of retirement. In addition, Mr. Wood will receive the benefits described in his Health Coverage Continuation Agreement.

3. Payments on Death and Disability: Upon death, the estates of our named executive officers receive the amount of his or her then current salary through the month in which death occurs. In the event of disability, our named executive officers are entitled to receive payments for one year equal to the difference between his or her then current salary and the amount of any payments received under any disability policy we maintained for his or her benefit and to receive health benefits for one year. Those payments are subject to gross-up for taxes on any non-tax exempt payments. On death or disability, there is accelerated vesting of all Shares issued under the Annual Bonus Plan and all Shares and options issued under the LTIAP. This accelerated vesting is the same for all employees on a non-discriminatory basis who hold any Shares or options issued under the Annual Bonus Plan or the LTIAP. Each named executive officer or his or her beneficiary has two years after the executive’s death or disability to exercise all vested options (subject to the 10-year term of those options), including options that vested as a result of the death or disability. In addition, Mr. Wood will receive the benefits described in his Health Coverage Continuation Agreement.

4. Payment on Termination for Cause: Upon termination for cause resulting from a failure to substantially perform his or her job responsibilities, each of our named executive officers is entitled to receive one month of base salary for every year he or she has been employed by us over 5 years up to a maximum of 6 months of base salary and to receive health benefits for that same time period. Our named executive officers are not entitled to receive any compensation on a termination with cause for any reason other than failure to perform. On a termination for cause, any unvested Shares issued under the Annual Bonus Plan and unvested Shares and options issued under the LTIAP are forfeited. In addition, the right to exercise any previously vested options issued under the LTIAP immediately terminates. With respect to Mr. Wood, all rights to receive extended health insurance coverage under the Health Coverage Continuation Agreement are terminated.

5. Termination without Cause: Upon a termination without cause, each of our named executive officers is entitled to receive the following:

•

A lump sum cash payment equal to a multiple of the highest base salary and the highest annual cash bonus earned by the named executive officer in the prior three year period. For Ms. Becker and Messrs. Berkes and Blocher, the multiple is 1 time and for Mr. Wood, the multiple is 1.5 times

•	Continuation of health, welfare and other benefits such as administrative assistance for a period of 9 months

•	Outplacement assistance for a period of 9 months

In addition, the vesting of all unvested Shares issued under the Annual Bonus Plan and all unvested Shares and options issued under the LTIAP is accelerated for each of our named executive officers. This accelerated vesting is the same for all employees on a non-discriminatory basis who hold any Shares or options issued under the Annual Bonus Plan or the LTIAP. Notwithstanding the foregoing, the award made to Mr. Blocher under the LTIAP in 2009 only provides for accelerated vesting on a termination without cause if Mr. Wood is not our Chief Executive Officer at the time of such termination. Each named executive officer has one year after the executive’s termination to exercise all vested options (subject to the 10-year term of those options), including options that vested as a result of the termination. In addition, Mr. Wood will receive the benefits described in his Health Coverage Continuation Agreement.

6. Change of Control: Upon a change of control, each named executive officer is entitled to receive the following payments so long as he or she is terminated from employment or leaves for good reason within a specified time frame after the change of control or voluntarily leaves employment within the thirty day window following the 1-year anniversary of the change of control. The specified time frame is two years for Ms. Becker, Mr. Berkes and Mr. Wood and 18 months for Mr. Blocher:

•

A lump sum cash payment equal to a multiple of the highest base salary and highest annual cash bonus earned by the named executive officer in the prior three year period. For Ms. Becker and Mr. Berkes the multiple is 2 times, for Mr. Blocher the multiple is 1.5 times and for Mr. Wood, the multiple is 3 times

•	Continuation of health, welfare and other benefits such as administrative assistance for a period of 2 years for Ms. Becker and Mr. Berkes, 18 months for Mr. Blocher and 3 years for Mr. Wood

•	Continued use of any company owned automobile for 3 years for Mr. Wood

•

An amount equal to the excise tax charged to the named executive officer as a result of receiving any change of control payments plus an additional “gross-up” amount sufficient to pay the taxes to be paid by the named executive officer on the excise tax payment received

In addition, if the named executive officer is terminated within one year after the change of control, the vesting of all unvested Shares issued under the Annual Bonus Plan and all unvested Shares and options issued under the LTIAP is accelerated. This accelerated vesting is the same for all employees on a non-discriminatory basis who hold any Shares or options issued under the Annual Bonus Plan or the LTIAP. Each named executive officer has one year after the executive’s termination to exercise all vested options (subject to the 10-year term of those options), including options that vested as a result of the termination. In addition, Mr. Wood will receive the benefits described in his Health Coverage Continuation Agreement.

Under our 2001 and 2010 Plans, a change of control is deemed to have occurred when a person acquires a 20% interest in us, or our current Trustees, or those subsequently approved by our current Trustees, constitute less than two-thirds of our Board.

The amount of compensation payable to each of the named executive officers under various termination scenarios is reflected below. The following table does not include amounts for accrued but unused vacation pay or the distribution of any amounts in our non-qualified deferred compensation plan because all employees or participants in the applicable plan are entitled to the same benefit on a non-discriminatory basis. Our corporate policy permits employees, including our named executive officers, to accrue up to eight weeks of unused vacation time. The amounts shown below assume that the termination was effective on December 31, 2010 and therefore, includes all amounts earned to that date as well as an estimate of amounts that would be payable upon the termination.

	Cash Payment	Medical Benefits(1)	Accelerated Equity(2)	Other Benefits(3)	Excise Tax Gross-Up	Total
Wood
Death	$—	$790,000	$11,681,039	$—	$—	$12,471,039
Disability(4)	$1,013,855	$1,022,033	$11,681,039	$—	$—	$13,716,927
TWOC	$3,378,750	$1,050,275	$11,681,039	$51,846	$—	$16,161,910
Termination for Cause	$425,000	$13,517	$—	$—	$—	$438,517
CIC	$6,757,500	$1,111,100	$11,681,039	$103,691	$—	$19,653,330

Blocher
Death	$—	$—	$1,240,341	$—	$—	$1,240,341
Disability(4)	$117,359	$21,490	$1,240,341	$—	$—	$1,379,190
TWOC	$547,500	$16,118	$240,357	$34,729	$—	$838,704
Termination for Cause	$125,000	$8,954	$—	$—	$—	$133,954
CIC	$821,250	$32,235	$1,240,341	$34,729	$—	$2,128,555

Becker
Death	$—	$—	$1,547,253	$—	$—	$1,547,253
Disability(4)	$280,359	$12,314	$1,547,253	$—	$—	$1,839,926
TWOC	$730,000	$9,235	$1,547,253	$46,280	$—	$2,332,768
Termination for Cause	$200,000	$6,157	$—	$—	$—	$206,157
CIC	$1,460,000	$24,628	$1,547,253	$69,420	$—	$3,101,301

Berkes
Death	$—	$—	$1,305,004	$—	$—	$1,305,004
Disability(4)	$261,473	$23,706	$1,305,004	$—	$—	$1,590,183
TWOC	$581,250	$17,780	$1,305,004	$47,336	$—	$1,951,370
Termination for Cause	$156,250	$9,878	$—	$—	$—	$166,128
CIC	$1,162,500	$47,413	$1,305,004	$71,003	$—	$2,585,920

(1)	Amounts in this column represent our estimate of the COBRA equivalent to provide the same benefits as being provided to each named executive officer at December 31, 2010 for the required time period. This estimate was determined by us with input from our health insurance broker and health coverage insurer to confirm that our estimate was consistent with the market cost of providing a stand-alone health insurance program with similar coverage. Because our health insurance program includes a self-insured retention, it is impossible to determine the exact cost to us of the continued health insurance. We believe the COBRA equivalent is the best possible measure of potential costs for these benefits. For Mr. Wood, this column also includes the following estimated costs (calculated in accordance with GAAP) pursuant to the Health Continuation Coverage Agreement with Mr. Wood: $790,000 in the event of death; $995,000 in the event of disability; and $1,030,000 in the event of termination without cause and change in control.
(2)	Amounts in this column were calculated by multiplying the number of unvested Shares and options that vest on the occurrence of the specified event as of December 31, 2010 by the value for each Share and option determined in accordance with the FASB ASC Topic 718.

(3)	Amounts in this column include the following: (a) the annual cost of administrative assistance in the amount of $88,691, $77,560, $79,670 and $54,457 for Mr. Wood, Ms. Becker, Mr. Berkes and Mr. Blocher, respectively. These amounts are based on current personnel costs for executive administrative assistants and assume that each individual has full time use of an assistant; and (b) annual outplacement costs of $15,000 based on a current estimate of these costs. There are no additional incremental costs to us for continuing to provide these individuals with office space, e-mail capability or a telephone.
(4)	The cash severance payment includes an incremental payment of $622,000 plus $391,855 as a tax gross-up for Mr. Wood, an incremental payment of $72,000 plus $45,359 as a tax gross-up for Mr. Blocher, an incremental payment of $172,000 plus $108,359 as a tax gross-up for Ms. Becker and an incremental payment of $147,000 plus $114,473 as a tax gross-up for Mr. Berkes.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Mr. Faeder, Ms. Gamble, Ms. Steinel and Mr. Vassalluzzo. There are no Compensation Committee interlocks and no member of the Compensation Committee serves, or has in the past served, as an employee or officer of the Trust.

ITEM 3

ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

A proposal will be presented at the Annual Meeting asking shareholders to approve on an advisory basis the compensation of our named executive officers as described in the Compensation Discussion and Analysis (“CD&A”), the Summary Compensation Table, the supplemental tables and the disclosure narratives accompanying these sections of this proxy statement.

Our compensation philosophy is designed to attract and retain top level real estate professionals and to motivate those professionals to achieve superior results for us and our shareholders. Our compensation packages include base salaries, annual incentive compensation, long-term incentives and various other benefits and perquisites. We believe our compensation programs and policies are appropriate and effective in implementing our compensation philosophy and in achieving our goals and that they are aligned with the interests of our shareholders. In considering whether to approve this proposal, we believe our shareholders should consider the following:

1. A significant portion of our named executive officers’ compensation is directly linked to our performance and the creation of long-term shareholder value through long-term incentive awards. The value of these awards is only recognized over a 6-year period that consists of a 3-year performance period plus a 3-year vesting period.

2. The compensation of our named executive officers is strongly tied to our performance and to the performance of the individual. The annual incentive compensation is only paid if we achieve our annual FFO objective with payment over the past three years being made from 50-110% of target and long-term incentives are earned on the basis of our absolute and relative shareholders returns as well as our return on invested capital.

3. We have an appropriate balance of pay between short-term and long-term objectives.

4. Our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer are incentivized to act in the best long-term interests of the Trust through stock ownership guidelines.

5. We have no perquisites for our named executive officers that are not widely available to other employees.

We are requesting your advisory and non-binding approval of the compensation of our named executive officers for 2010 as disclosed in the CD&A, the Summary Compensation Table, the supplemental tables and the disclosure narratives accompanying these sections of this proxy statement. This proposal allows our shareholders to express their opinions regarding the decisions made by the Compensation Committee on the annual compensation to the named executive officers for 2010; however, because the vote on this proposal is advisory in nature and is not intended to address any specific element of compensation, it will not affect any compensation already paid or awarded to any named executive officer for 2010 and will not be binding on the Compensation Committee, the Board or the Trust. The Board and our Compensation Committee value the opinions of our shareholders and will review the results of this vote and take them into consideration in addressing future compensation policies and decisions.

Our shareholders have the opportunity at our Annual Meeting to vote, in person or by proxy, on the following:

RESOLVED, that the shareholders of the Trust hereby approve, on an advisory basis, the compensation of our named executive officers as described in the Compensation Discussion and Analysis, the Summary Compensation Table, the supplemental tables and the narrative disclosures accompanying these materials as required by Item 402 of Regulation S-K.

The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required to approve, on an advisory basis, this proposal. If you are a “registered” shareholder and fail to give any instructions on your proxy card on this matter, the proxies identified on the proxy card will vote FOR this proposal. An “abstention” or broker “non-vote” will have no effect on the outcome of the vote on this proposal.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE SUMMARY COMPENSATION TABLE, THE SUPPLEMENTAL TABLES AND NARRATIVE DISCLOSURES ACCOMPANYING THESE SECTIONS.

ITEM 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE VOTES ON

NAMED EXECUTIVE OFFICER COMPENSATION

A separate proposal will be presented at the Annual Meeting asking shareholders to elect, on an advisory, non-binding basis, how frequently we should conduct a non-binding shareholder advisory vote on the compensation of our named executive officers. You are being asked to vote on whether the shareholder vote on the compensation of our named executive officers should occur every one, two or three years. You will also have the choice to abstain from voting on this proposal.

We believe that our shareholders should have the opportunity to vote on the compensation of our named executive officers annually. An annual vote will allow us to get shareholder input every year on our compensation policies and practices and is consistent even with our long-term compensation focus given that our current compensation programs have a new 3-year performance period that begins each year.

We are providing you with an advisory, non-binding vote on the frequency of the shareholder vote on the compensation of our named executive officers. Although this vote is not binding on the Committee, the Board and the Committee value the opinions of our shareholders and will review the results of this vote and take them into consideration in determining how often to conduct the shareholder vote on the compensation of our named executive officers.

At the Annual Meeting, you will have the opportunity to vote on whether we should conduct a non-binding advisory vote on executive compensation every year, every 2 years, every 3 years or to abstain from voting. Please note that when casting a vote on this proposal, you will not be voting to approve or disapprove the Board of Trustees’ recommendation.

If you are a “registered” shareholder and fail to give any instructions on your proxy card on this matter, the proxies identified on the proxy card will vote in accordance with the Board’s recommendation. An “abstention” or broker “non-vote” will have no effect on the outcome of the vote on this proposal.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS APPROVE HOLDING THE SHAREHOLDER VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS ANNUALLY.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2010 regarding our equity compensation plans, all of which were approved by our shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1) (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance (excluding securities reflected in column (a) (2)) (c)
Equity compensation plans approved by security holders	757,424	$62.09	2,386,374
Equity compensation plans not approved by security holders	—	—	—

Total	757,424	$62.09	2,386,374

(1)	Consists entirely of Shares authorized for issuance under the Amended and Restated 1993 Long-Term Incentive Plan (“1993 Plan”), the Amended and Restated 2001 Long-Term Incentive Plan and the 2010 Performance Incentive Plan (“2010 Plan”).
(2)	Consists entirely of Shares authorized for issuance under the 2010 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Policies:

Our Code of Business Conduct requires that our Trustees and all of our employees deal with the Trust on an arms length basis in any related party transaction. All transactions between us and any of our Trustees, named executive officers or other vice presidents, or between us and any entity in which any of our Trustees, named executive officers or other vice presidents is an officer or director or has an ownership interest, must be approved in advance by the Audit Committee. Audit Committee approval is not required for us to enter into a lease with an entity in which any of our Trustees is a director, employee or owner of a company so long as the lease is entered into in the ordinary course of ours and the tenant’s businesses and is negotiated at arms-length and on market terms.

Related Party Transactions:

None of our named executive officers had any indebtedness to the Trust as of March 17, 2011 or at any time during 2010.

Mr. Thompson serves as the President and Chairman of the Board of Directors of Thompson Hospitality Corporation. Thompson Hospitality Corporation and its wholly owned subsidiaries, Austin Grill, LLC d/b/a Austin Grill and Thompson Tap Room, LLC d/b/a American Tap Room , lease from us approximately 17,400 square feet in three of the Trust’s properties under leases that were negotiated prior to Mr. Thompson’s joining the Board in July 2007. These leases were negotiated at arms length and reflected market conditions at the time each lease was signed. The three leases expire on June 30, 2015, December 31, 2016 and August 31, 2017. Austin Grill and American Tap Room collectively paid us approximately $899,000 in rent and other related charges in 2010 and we anticipate receiving approximately the same amount in rent and other related charges in 2011. The Board determined that Mr. Thompson met all independence requirements established by the NYSE, the SEC, the Trust’s Corporate Governance Guidelines and other applicable rules and regulations during his service as a Trustee during 2010 as described in the “Independence of Trustees” section above.

Employment and change-in-control arrangements between the Trust and the named executive officers are described in the “Potential Payments on Termination of Employment and Change-in-Control” section above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our Trustees, executive officers and any persons who beneficially own more than 10% of our Shares are required by Section 16(a) of the Exchange Act to file reports of initial ownership and changes of ownership of our Shares with the SEC and with the NYSE. To our best knowledge, based solely on review of copies of such reports furnished to us and written representations that no other reports were required, the required filings of all such Trustees and executive officers were filed timely during 2010.

ANNUAL REPORT

A copy of our Annual Report on Form 10-K for the year ended December 31, 2010, including the financial statements and financial statement schedules (the “Annual Report”), is being mailed to shareholders with this proxy statement. The Form 10-K includes certain exhibits, which we will provide to you only upon request, addressed to Investor Relations at 1626 East Jefferson Street, Rockville, Maryland 20852. The request must be accompanied by payment of a fee to cover our reasonable expenses for copying and mailing the Annual Report. A copy of the Annual Report is also available online at www.federalrealty.com.

HOUSEHOLDING

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside unless we have received contrary instructions from shareholders. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the Annual Report will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions.

If any shareholder sharing an address with another shareholder desires at this time to receive a separate copy of this proxy statement and the Annual Report or wishes to receive a separate proxy statement and annual report in the future, or receives multiple copies of the proxy statement and Annual Report and wishes to receive a single copy, the shareholder should provide such instructions by calling our Investor Relations Department at (800) 937-5449, by writing to Investor Relations at 1626 East Jefferson Street, Rockville, Maryland 20852, or by sending an e-mail to Investor Relations at IR@federalrealty.com.

SOLICITATION OF PROXIES, SHAREHOLDER PROPOSALS AND OTHER MATTERS

The cost of this solicitation of proxies will be borne by us. In addition to the use of the mail, we may solicit proxies in person and by telephone or facsimile, and may request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of Shares and reimburse them for their reasonable expenses. We may also hire a proxy solicitation firm at a standard industry compensation rate.

Proposals of shareholders intended to be presented at the 2012 Annual Meeting of Shareholders, including nominations for persons for election to the Board of Trustees, must be received by us no later than November 29, 2011 to be considered for inclusion in our proxy statement and form of proxy relating to such meeting.

The Trustees know of no other business to be presented at the Annual Meeting. If other matters properly come before the meeting, the persons named as proxies will vote on them in their discretion.

You are urged to complete, sign, date and return your proxy promptly to make certain your Shares will be voted at the Annual Meeting. For your convenience in returning the proxy, an addressed envelope is enclosed, requiring no additional postage if mailed in the United States. If you prefer, you may vote either by telephone (1-800-PROXIES or 1-800-776-9437) or on the Internet (www.voteproxy.com) by following the instructions on your proxy card.

For the Trustees,

Dawn M. Becker
Executive Vice President—General
Counsel and Secretary

YOUR PROXY IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

PLEASE SUBMIT IT TODAY.

ANNUAL MEETING OF SHAREHOLDERS OF

FEDERAL REALTY INVESTMENT TRUST

May 4, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card are available at http://www.federalrealty.com/investor_relations/annual_report.php for the Annual Report/Form 10K Wrap and http://www.snl.com/irweblinkx/docs.aspx?iid=102950 for the Proxy Statement

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20530304000000000000 3 050411

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3 AND “FOR” THE 1 YEAR CHOICE FOR PROPOSAL 4 AND THE PROXIES WILL VOTE IN THEIR SOLE JUDGMENT UPON ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. ELECTION OF TRUSTEES:

FOR ALL NOMINEES

WITHHOLD AUTHORITY

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES:

Jon E. Bortz

David W. Faeder

Kristin Gamble

Warren M. Thompson Donald C. Wood

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

FOR AGAINST ABSTAIN

2. To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

3. To hold an advisory vote to approve the compensation of our named executive officers.

1 year 2 years 3 years ABSTAIN

4. To hold an advisory vote on the frequency of holding future votes on the compensation of our named executive officers.

5. To consider and act upon any other matters properly coming before the meeting or any postponement or adjournment thereof.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

Signature of Shareholder

Date:

Signature of Shareholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

FEDERAL REALTY INVESTMENT TRUST

May 4, 2011

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.federalrealty.com/investor_relations/annual_report.php for the Annual Report/Form 10K Wrap and http://www.snl.com/irweblinkx/docs.aspx?iid=102950 for the Proxy Statement

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20530304000000000000 3 050411

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3 AND “FOR” THE 1 YEAR CHOICE FOR PROPOSAL 4 AND THE PROXIES WILL VOTE IN THEIR SOLE JUDGMENT UPON ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. ELECTION OF TRUSTEES:

FOR ALL NOMINEES

WITHHOLD AUTHORITY

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES:

Jon E. Bortz

David W. Faeder

Kristin Gamble

Warren M. Thompson Donald C. Wood

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

FOR AGAINST ABSTAIN

2. To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

3. To hold an advisory vote to approve the compensation of our named executive officers.

1 year 2 years 3 years ABSTAIN

4. To hold an advisory vote on the frequency of holding future votes on the compensation of our named executive officers.

5. To consider and act upon any other matters properly coming before the meeting or any postponement or adjournment thereof.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

Signature of Shareholder

Date:

Signature of Shareholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

FEDERAL REALTY INVESTMENT TRUST

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

The undersigned, a shareholder of Federal Realty Investment Trust (the “Trust”), hereby constitutes and appoints DAWN M. BECKER and ANDREW P. BLOCHER, or either of them, as the true and lawful attorneys and proxies of the undersigned, with full power of substitution in each of them, for and in the name of the undersigned, to vote and otherwise act at the Annual Meeting of Shareholders of the Trust to be held at Woodmont Country Club, 1201 Rockville Pike, Rockville, Maryland on Wednesday, May 4, 2011 at 10:00 a.m., or at any postponement or adjournment thereof, with respect to all of the Common Shares of Beneficial Interest of the Trust which the undersigned would be entitled to vote, with all the powers the undersigned would possess if personally present, on the following matters.

The undersigned hereby ratifies and confirms all that the aforesaid attorneys and proxies may do hereunder.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and of the accompanying Proxy Statement and revokes any proxy previously given with respect to the Annual Meeting.

(Continued and to be signed on the reverse side)

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